Exhibit 2.1

EQUITY INTEREST PURCHASE AGREEMENT by and between FUEL SYSTEMS SOLUTIONS, INC., the Buyer, and TELEFLEX INCORPORATED, the Seller, Dated as of July 19, 2009

TABLE OF CONTENTS

			Page

ARTICLE I DEFINITIONS			1
Section	1.1	Specific Definitions	1
Section	1.2	Other Terms	1
Section	1.3	Other Definitional Provisions	1

ARTICLE II PURCHASE AND SALE			2
Section	2.1	Purchase and Sale of the Equity Interests	2
Section	2.2	Purchase Price; Manner of Payment	2
Section	2.3	Closing	2
Section	2.4	Deliveries of the Seller at Closing	2
Section	2.5	Deliveries of the Buyer at Closing	4
Section	2.6	Transfer Taxes	4
Section	2.7	Excluded Assets	4
Section	2.8	Allocation of Purchase Price	5
Section	2.9	Closing Date Cash	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER			6
Section	3.1	Organization	6
Section	3.2	Authorization	6
Section	3.3	Capitalization of the Acquired Companies	6
Section	3.4	No Conflict	7
Section	3.5	Consents and Approvals	7
Section	3.6	Financial Information	7
Section	3.7	Litigation	8
Section	3.8	Compliance with Law	8
Section	3.9	Material Contracts	9
Section	3.10	Title and Condition of Assets	10
Section	3.11	Real Property	10
Section	3.12	Intellectual Property	11
Section	3.13	Taxes	13
Section	3.14	Environmental Matters	14
Section	3.15	Labor Matters	15
Section	3.16	Employee Benefit Matters	16
Section	3.17	Brokers and Finders	17
Section	3.18	Bank Accounts	18
Section	3.19	Indebtedness	18
Section	3.20	Insurance	18
Section	3.21	Absence of Changes	18
Section	3.22	Business of the Acquired Companies	18
Section	3.23	Customers and Suppliers	18
Section	3.24	Product Liability; Product Warranties	19
Section	3.25	Certain Payments	19
Section	3.26	Books and Records	19

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Section	3.27	Information	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER			20
Section	4.1	Incorporation and Authority	20
Section	4.2	Investment Representation	20
Section	4.3	Consents and Governmental Approvals	21
Section	4.4	No Conflict	21
Section	4.5	Brokers and Finders	21
Section	4.6	Financial Capability	21
Section	4.7	Regulatory Matters	21
Section	4.8	Litigation	21
Section	4.9	Knowledge	22

ARTICLE V CONDITIONS TO THE BUYER’S OBLIGATIONS			22
Section	5.1	Governmental Consents	22
Section	5.2	No Law or Action	22
Section	5.3	Representations and Warranties; Covenants	22
Section	5.4	Material Waivers	22

ARTICLE VI CONDITIONS TO THE SELLER’S OBLIGATIONS			22
Section	6.1	Governmental Consents	22
Section	6.2	No Law or Action	23
Section	6.3	Representations and Warranties; Covenants	23
Section	6.4	Purchase Price	23

ARTICLE VII ADDITIONAL COVENANTS OF THE PARTIES			23
Section	7.1	Conduct of the Business Prior to the Closing	23
Section	7.2	Access to Information	25
Section	7.3	Registrations, Filings and Consents	25
Section	7.4	Title to Assets; Further Assurances; Cooperation	26
Section	7.5	Tax Matters	27
Section	7.6	Closing Date Financial Information	31
Section	7.7	Transfer of Excluded Assets; ERC Earnout	31
Section	7.8	Transfer of TET Business	31
Section	7.9	No Negotiation	32
Section	7.10	Books and Records	32
Section	7.11	Termination of Affiliate Transactions	32
Section	7.12	Intellectual Property	32
Section	7.13	Covenant Not to Compete	33
Section	7.14	Insurance	34
Section	7.15	Disclosure; Investigation	35
Section	7.16	Employee Matters	35
Section	7.17	Foreign Implementing Agreements	36
Section	7.18	Credit Support	36
Section	7.19	Audited Financial Statements	37
Section	7.20	Cofraca Warranty Assistance	37
Section	7.21	Minute Books and Share Transfer Records	37

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ARTICLE VIII INDEMNIFICATION			37
Section	8.1	Survival; Knowledge of Breach	37
Section	8.2	Indemnification	38
Section	8.3	Method of Asserting Claims, etc	39
Section	8.4	Indemnification Amounts	40
Section	8.5	Losses Net of Insurance, etc.	41
Section	8.6	Sole Remedy/Waiver	42
Section	8.7	No Consequential Damages	42
Section	8.8	No Set-Off	42

ARTICLE IX MISCELLANEOUS PROVISIONS			42
Section	9.1	Termination	42
Section	9.2	Effect of Termination	43
Section	9.3	Notice	43
Section	9.4	Entire Agreement	44
Section	9.5	Assignment; Binding Agreement	44
Section	9.6	Counterparts	44
Section	9.7	Headings; Interpretation	44
Section	9.8	Expenses	45
Section	9.9	Governing Law	45
Section	9.10	No Third Party Beneficiaries	45
Section	9.11	Amendments and Waivers	45
Section	9.12	Severability	45
Section	9.13	Disclosure Schedule	46
Section	9.14	Public Announcements	46
Section	9.15	Notices of Breaches, etc	46
Section	9.16	Return of Information	46

Exhibits

A	Definitions

B	Direct Acquired Companies

C	Indirect Acquired Companies

D	Selling Subsidiaries

E	Form of Kitchener Lease Agreement

F	Form of Transition Services Agreement

G	Form of Mutual Release Agreement

H	Form of Intellectual Property Transfer Agreement

I	Form of TET Assignment and Assumption Agreement

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EQUITY INTEREST PURCHASE AGREEMENT

     THIS EQUITY INTEREST PURCHASE AGREEMENT is made and entered into as of the 19th day of July, 2009, by and between TELEFLEX INCORPORATED, a Delaware corporation (the “Seller”), and FUEL SYSTEMS SOLUTIONS, INC., a Delaware corporation (the “Buyer”).

RECITALS

     WHEREAS, the Seller owns and operates the Business (as defined herein) through direct and indirect subsidiaries; and

     WHEREAS, the Seller desires to cause the Selling Subsidiaries (as defined herein) to sell to the Buyer, and the Buyer desires to purchase from the Selling Subsidiaries, all of the outstanding capital stock (or equity equivalents) of each of the Direct Acquired Companies (as defined herein), on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, the representations and warranties and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1	Specific Definitions. As used in this Agreement, the terms identified on

Exhibit A attached hereto shall have the meanings set forth or referred to in such Exhibit A.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this

Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions.

     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall, unless otherwise qualified, refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

	(c)	References herein to “days,” unless otherwise indicated, are to consecutive calendar days.

	(d)	References to specific Articles and Sections are to the Articles and

Sections of this Agreement, unless specifically stated otherwise.

     (e) All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP.

     (f) The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.

(g) All references to “dollars” or “$” shall mean “U.S. dollars”.

     (h) All references herein to a particular “Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.

     (i) References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States, be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

ARTICLE II PURCHASE AND SALE

     Section 2.1 Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall cause the Selling Subsidiaries to sell, assign and deliver to the Buyer or Buyer’s nominee(s) the Equity Interests free and clear of all Liens and the Buyer shall purchase and accept the Equity Interests from the Selling Subsidiaries.

     Section 2.2 Purchase Price; Manner of Payment. The aggregate purchase price for the Equity Interests, the Transferred Intellectual Property and the TET Assets shall be $15,000,000 (the “Purchase Price”). The Buyer shall pay, or cause the Buyer’s nominee(s) to pay, the Purchase Price at the Closing by delivering to the Seller an amount of cash by wire transfer of immediately available funds equal to the Purchase Price to one or more bank accounts designated in writing by the Seller. The Purchase Price is subject to adjustment as provided in Section 2.9.

     Section 2.3 Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place simultaneously at (i) the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, at 10:00 a.m. local time and (ii) the office of a civil law notary partner of the law firm of Houthoff Buruma N.V. at its office in Amsterdam, The Netherlands at 6:00 p.m. local time, in each case on the second (2nd) Business Day following the date on which all the conditions to Closing in Articles V and VI are satisfied or waived, or at such other place, such other date or at such other time as may be mutually agreed upon in writing by the Parties (the day on which the Closing takes place being the “Closing Date”). Notwithstanding anything to the contrary herein, the Closing will be deemed to have taken place at 6:00 p.m. (EDT) on the Closing Date (the “Effective Time”).

     Section 2.4 Deliveries of the Seller at Closing. Subject to the conditions to the obligations of the Seller in Article VI, at or prior to the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

     (a) certificates evidencing the Equity Interests for each Direct Acquired Company, except with respect to the limited partnership interests in each of Ecotrans LP (the “Ecotrans LP Interests”) and GFI LP (the “GFI LP Interests”), duly endorsed in blank or with appropriate stock powers attached thereto duly endorsed in blank and other documents or instruments that are required by Law to convey, transfer and assign to the Buyer all right, title and interest in and to the Equity Interests (including, in the case of any entities formed under the laws of The Netherlands, the execution of a notarial deed of transfer executed before a civil law notary in The Netherlands in form reasonably acceptable to the Buyer);

     (b) the shareholders registers of Necam Holding B.V., Necam B.V. and Teleflex GFI Europe, B.V.;

     (c) duly executed assignments of the Ecotrans LP Interests and the GFI LP Interests and other documents or instruments that are required by Law to convey, transfer and assign to the Buyer all right, title and interest in and to such limited partnership interests from TFX Holding to the Buyer;

     (d) duly executed resignations, effective as of the Closing Date, of each officer and member of the board of directors of each Acquired Company, which, for non-employee officers and directors only, shall include a release, the form and substance of which shall be reasonably acceptable to the Buyer and the Seller;

	(e)	the Kitchener Lease Agreement duly executed by the Seller or an Affiliate of the Seller;
	(f)	the Transition Services Agreement duly executed by the Seller;
	(g)	the Mutual Release Agreement duly executed by the Seller and its

Affiliates which are a party thereto;

     (h) the Intellectual Property Transfer Agreement duly executed by the Seller and its Affiliates which are a party thereto;

     (i) the TET Assignment and Assumption Agreement, duly executed by the applicable Affiliates of the Seller;

     (j) the Foreign Implementing Agreements, if any, duly executed by the Seller and/or one or more of its Affiliates which are a party thereto;

(k)	the certificate required under Section 5.3;

(l)	the schedule contemplated by Section 7.16(a);

(m)	a list of all Employees as of the Closing Date updating the list contemplated by Section 3.15(b) (including the information described in Section 7.16(a));

(n) the Material Waivers; and

     (o) the minute books and share transfer records of each Acquired Company or the foreign Law equivalent thereof.

     Section 2.5 Deliveries of the Buyer at Closing. Subject to the conditions to the obligations of the Buyer in Article V, at or prior to the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a)	the Purchase Price in accordance with Section 2.2;

(b)	the Kitchener Lease Agreement duly executed by the Buyer;

(c)	the Transition Services Agreement duly executed by the Buyer and its

Affiliates which are a party thereto;

(d) the Mutual Release Agreement duly executed by the Buyer;

(e) the Intellectual Property Transfer Agreement duly executed by the Buyer;

     (f) the TET Assignment and Assumption Agreement, duly executed by the TET Transferee;

     (g) the Foreign Implementing Agreements, if any, duly executed by the Buyer and/or one or more of its Affiliates which are a party thereto; and

(h)	the certificate required under Section 6.3.
Section 2.6	Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, notarial fees, filing fees and recording fees and all other similar taxes and fees imposed upon the transfer of the Equity Interests or the execution of any Ancillary Agreement (other than the TET

Assignment and Assumption Agreement, the Intellectual Property Transfer Agreement and the Mutual Release Agreement) hereunder (and/or the filing or recording of any documents or instruments in connection therewith) (collectively, the “Transfer Taxes”) shall be paid by the Buyer. The Seller and the Buyer shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

     Section 2.7 Excluded Assets. Prior to the Closing, the Seller shall use all reasonable efforts to cause the Acquired Companies, as applicable, to assign and transfer to the Seller or an Affiliate of the Seller, which assignment and transfer shall be effective immediately prior to the Effective Time, (i) the ownership interest of Teleflex GFI in the real property and the improvements thereon (but, for the avoidance of doubt, excluding fixtures, which are included in Assets) located at 100 Hollinger Crescent, Kitchener, Ontario, Canada, N2K 2Z3 (the “Kitchener Facility”) and (ii) legal title to the other assets and properties listed on Schedule 2.7 (collectively, the “Excluded Assets”). For the avoidance of doubt, except as set forth in the Transition Services Agreement, the Buyer shall not have any rights to corporate resources and services provided to the Business or the Acquired Companies by the Seller or by any of its Affiliates (other than an Acquired Company), including (i) corporate legal counsel, (ii) corporate accounting, consolidation and financial reporting/taxes, (iii) treasury services, (iv) information technology, (v) insurance/risk management administration, (vi) human resource management (including benefits administration and payroll) and (vii) environmental health and safety consultation.

     Section 2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Equity Interests, the Transferred Intellectual Property and the TET Assets in the manner set forth on Schedule 2.8 (the “Allocation”). Any Adjustment Payment shall be considered an adjustment to the Purchase Price and allocated in the manner specified in the Allocation applied mutatis mutandis. The Seller and the Buyer agree to report the allocation of the Purchase Price among the Equity Interests, the Transferred Intellectual Property and the TET Assets in a manner entirely consistent with the Allocation in the preparation and filing of all Tax Returns. Neither the Buyer nor the Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with or contrary to the Allocation unless required to do so by Law.

     Section 2.9 Closing Date Cash. Within five (5) Business Days following the Closing, the Buyer shall deliver to the Seller a written statement (the “Closing Date Cash Statement”) specifying the aggregate amount of cash in the bank accounts listed on Schedule 3.18 (the “Bank Accounts”) as of the Effective Time (the “Closing Date Cash Amount”), together with copies of all bank statements for the Bank Accounts used to calculate the Closing Date Cash Amount. The Closing Date Cash Amount shall be expressed in U.S. Dollars and for purposes of converting Canadian dollars and Euros to U.S. Dollars in the calculation of the Closing Date Cash Amount, the exchange rate to be used shall be the Canadian Exchange Rate and the Euro Exchange Rate, respectively. If the Closing Date Cash Amount shown on the Closing Date Cash Statement exceeds the Closing Date Cash Target, then the Buyer shall pay to the Seller such excess on the date of the Buyer’s delivery of the Closing Date Cash Statement to the Seller by wire transfer of immediately available funds to a bank account designated by the Seller. If the Closing Date Cash Amount shown on the Closing Date Cash Statement is less than the Closing Date Cash Target, then the Seller shall pay to the Buyer such deficiency within five (5) Business Days after the Seller’s receipt of the Closing Date Cash Statement by wire transfer of immediately available funds to a bank account designated by the Buyer. The payment, if any, required to be made under this Section 2.9 is referred to herein as the “Adjustment Payment.” The Closing Date Cash Amount shall be reduced by any checks issued but not cleared through an Acquired Company’s bank account as of the Effective Time for payment (i) to the Seller or any of its Affiliates (other than an Acquired Company), (ii) in satisfaction of any Seller’s Retention Obligations, and (iii) of any severance payments for employee terminations occurring prior to the Closing Date. The Parties’ payment obligations under this Section 2.9 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements, and any right or alleged right of indemnification hereunder or for any other reason or under any other agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby makes the following representations and warranties to the Buyer and acknowledges that the Buyer is relying on such representations and warranties in connection with its purchase of the Acquired Equity Interests:

     Section 3.1 Organization. Seller, each of the Acquired Companies and each of the Selling Subsidiaries has been duly incorporated or formed, is validly existing and is in good standing (or its equivalent under Law) under the laws of its jurisdiction of incorporation or formation, with the requisite power (corporate or otherwise) and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Each of the Selling Subsidiaries has the requisite power (corporate or otherwise) and authority to own the Equity Interests and each of the Acquired Companies that owns Indirect Equity Interests has the requisite power (corporate or otherwise) and authority to own such Indirect Equity Interests. Seller, each of the Acquired Companies and each of the Selling Subsidiaries has not (i) been dissolved and is not the subject of, or involved in, any procedure for division, nor has any resolution or decision been adopted, petition submitted or Proceedings initiated by the Seller, a Selling Subsidiary or an Acquired Company to such effect, nor (ii) been declared bankrupt, granted a moratorium of payments, nor are there any petitions, Proceedings, notices or requests of any of them, or, to the Seller’s Knowledge, petitions, Proceedings, notices or requests by one or more third parties with respect to any of them, to this effect. Each of the Acquired Companies is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

     Section 3.2 Authorization. The Seller and each of the Selling Subsidiaries have the full power (corporate or otherwise) and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller enforceable against it in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a Proceeding at law or equity (collectively, “Bankruptcy Laws and Equitable Principles”) and no other actions on the part of the Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The Ancillary Agreements have been or will be duly authorized, executed and delivered by the Seller or one or more of its Affiliates, as applicable, and will constitute legal, valid and binding agreements of the Seller or the Seller’s Affiliates, as applicable, enforceable against it in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

     Section 3.3 Capitalization of the Acquired Companies. The authorized and issued capital stock (or equivalent equity interests) of each Acquired Company is as set forth on

Schedule 3.3. Each of IRR, Ecotrans Technologies, Inc., Necam Holding BV, Teleflex GFI Europe BV and each Selling Subsidiary is the legal and beneficial owner of all of the Acquired Equity Interests, as applicable, set forth opposite its name on Schedule 3.3 free and clear of all Liens. Teleflex Ecotrans (a Direct Acquired Company) is the legal and beneficial owner of the Ecotrans LP GP Interest as set forth opposite its name on Schedule 3.3 free and clear of all Liens and Teleflex GFI (a Direct Acquired Company) is the legal and beneficial owner of the GFI LP GP Interest as set forth opposite its name on Schedule 3.3 free and clear of all Liens. No depositary receipts have been issued with respect to any of the Acquired Equity Interests. The Acquired Equity Interests have been validly issued and are fully paid and non-assessable and are the only equity interests of the Acquired Companies outstanding. Except as set forth on Schedule 3.3, none of the Acquired Equity Interests is subject to any shareholders’ agreements, partnership agreements, operating agreements, voting trusts or proxies, with respect to the voting thereof and there are no outstanding warrants, options, rights, convertible or exchangeable securities or other Contracts (other than this Agreement) pursuant to which a Selling Subsidiary or an Acquired Company is or may become obligated to issue, sell, purchase, return or redeem any equity interests. Except as set forth on Schedule 3.3, no Acquired Company has any subsidiaries or owns any shares of capital stock (or equivalent equity interests) of any other Person. Except as set forth on Schedule 3.3, no Person other than the Seller or a Selling Subsidiary has any right to any distribution from, or calculated on the basis of, any of the Acquired Companies’ profits, income or equity.

     Section 3.4 No Conflict. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, contravene or result in a breach of any provision of the certificate of incorporation, certificate of formation, operating agreement, limited partnership agreement or other similar organizational document of the Seller, a Selling Subsidiary or an Acquired Company; (b) violate, contravene or result in a breach of any Law or any injunction, order or decree of any Governmental Authority to which the Seller, a Selling Subsidiary or an Acquired Company is subject except, in all cases, for such violations that would not prohibit or materially impair the Seller’s ability to perform its obligations under this Agreement or any Ancillary Agreement; or (c) except as described on Schedule 3.4, result in the creation of any Lien (other than a Permitted Lien or Liens created by the Buyer) on any Asset or the Acquired Equity Interests.

     Section 3.5 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, the Selling Subsidiaries or the Acquired Companies, as the case may be, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth in Schedule 3.5, (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller and the Selling Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements and (c) as may be necessary as a result of facts or circumstances relating solely to the Buyer.

     Section 3.6 Financial Information. Schedule 3.6 sets forth the (i) unaudited pro forma balance sheet of the Business as of December 31, 2008 and the related unaudited pro forma profit and loss statement for the Business for the twelve-month period ended December 31, 2008 and (ii) unaudited pro forma balance sheet of the Business as of May 3, 2009 and the related unaudited pro forma profit and loss statement for the Business for the four-month period ended May 3, 2009 ((i) and (ii), collectively, the “Financial Information”). The Financial Information was derived from the internal books and records of the Seller and the Acquired Companies, has been prepared in accordance with GAAP, except as set forth in Schedule 3.6, and presents fairly the financial condition and results of operations of the Business in all material respects as of the dates and for the periods referred to therein. The allocations and estimates reflected in the Financial Information were based on assumptions that the Seller believes were reasonable with respect to the Business as conducted during the time periods reflected in the Financial Information. The Seller makes no other representations with regard to the Financial Information. The Buyer acknowledges that (a) the Financial Information was prepared solely for the purpose of this Agreement, (b) the Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Information and (c) the Financial Information does not include allocations or estimates with respect to affiliate services and, therefore, the Financial Information is not indicative of the costs that would have resulted if the Business had been operated and conducted on a stand-alone basis as a separate entity during such periods or indicative of such costs that will result following the Closing.

     Section 3.7 Litigation. Except as set forth on Schedule 3.7, there is no material Proceeding pending, or, to the Seller’s Knowledge, threatened within the twelve (12) months immediately preceding the date hereof against the Seller or a Selling Subsidiary (in each case, with respect to the Business) or any Acquired Company at law, in equity or otherwise, in, before, or by, any Governmental Authority. There are no material unsatisfied judgments or material outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Seller or a Selling Subsidiary (in each case, with respect to the Business) or any of the Assets, Equity Interests, Business or Acquired Companies. Except as set forth on Schedule 3.7, to the Seller’s Knowledge, none of the Acquired Companies has been the subject of an investigation by a Governmental Authority in the five (5) years immediately preceding the date hereof.

     Section 3.8 Compliance with Law. Except as set forth on Schedule 3.8, the Business is in material compliance with Law and, to the Seller’s Knowledge, neither the Seller, any Selling Subsidiary nor any Acquired Company has received any notice within the twelve (12) months immediately preceding the date hereof from any Governmental Authority asserting any material violation of Law. Except as set forth in Schedule 3.8, all governmental approvals, permits and licenses required to be held in order to conduct the Business (each, a “Permit” and collectively, the “Permits”) have been obtained and are in full force and effect and are being complied with in all material respects. No Proceeding is pending or, to the Seller’s Knowledge, threatened within the twelve (12) months immediately preceding the date hereof to revoke or limit any Permit. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will violate, contravene or result in a breach or termination of any Permit. Notwithstanding the forgoing, no representation or warranty is made under this Section 3.8 in respect of any (i) matters relating to the Leased Real Property and compliance of the Leased Real Property with Laws, which are addressed exclusively in Section 3.11, (ii) employee benefit matters, which are addressed exclusively in Section 3.16, (iii) intellectual property matters, which are addressed exclusively in Section 3.12,

(iv) matters relating to Environmental Laws and Environmental Permits or the environmental condition of any of the Assets, which are addressed exclusively in Section 3.14 and (v) matters relating to Taxes, which are addressed exclusively in Section 3.13.

     Section 3.9 Material Contracts. Schedule 3.9 contains a complete and accurate list of all Contracts to which the Seller, a Selling Subsidiary or an Affiliate of the Seller (in each case, with respect to the Business) or an Acquired Company is a party as of the date hereof: (a) under which the Seller or a Selling Subsidiary reasonably anticipates will involve aggregate payments for goods or services by or to any of the Acquired Companies or, with respect to the Business, any other Affiliate of the Seller, of more than $200,000 in the next twelve (12) months (it being understood that, for purposes of this subsection (a), purchase orders from customers and to suppliers are excluded); (b) that require the Business to deal exclusively with the counterparty or that prohibit the Business from competing in any product or geographic market; (c) for the lease of any personal property involving annual lease payments in excess of $50,000 per year; (d) relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person) or the sale of any assets outside the ordinary course of the Business entered into within three (3) years from the date hereof; (e) relating to any employment, consulting or similar agreement requiring payment by the Business of base annual fees or compensation in excess of $100,000 to any Person; (f) evidencing Indebtedness; and (g) providing for capital expenditures after the date hereof in excess of $50,000, individually. The Seller has provided to the Buyer a list of all purchase orders in existence as of the applicable Purchase Order Report Date issued by or to an Acquired Company or to any other Affiliate of the Seller with respect to the Business under which the Seller or a Selling Subsidiary reasonably anticipates will involve aggregate payments for goods or services by or to any of the Acquired Companies or to any other Affiliate of the Seller with respect to the Business of more than $200,000 in the next twelve (12) months (the “Listed Purchase Orders”). The Contracts listed (or required to be listed) on Schedule 3.9 and the Listed Purchase Orders are referred to collectively herein as the “Material Contracts.” Except as set forth on Schedule 3.9, neither the execution and delivery of this Agreement or any Ancillary Agreements to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will result in any breach of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under any Material Contract or require the approval of or notice to any third party or give any other party thereto any rights of termination, modification or cancellation under any Material Contract, result in the automatic termination, cancellation or modification of any Material Contract or result in, or give any other party thereto the right to accelerate or increase any obligation of an Acquired Company or any other Affiliate of the Seller with respect to the Business under a Material Contract. Each Material Contract is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such Material Contract. Except as set forth on Schedule 3.9, there is no material default or claim of material default by the Seller, a Selling Subsidiary, an Acquired Company or an Affiliate of the Seller under any Material Contract or, to the Seller’s Knowledge, by any other party to a Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by the Seller, a Selling Subsidiary, an Acquired Company or an Affiliate of the Seller or, to the Seller’s Knowledge, any other party thereto under any Material Contract, or would permit termination or result in automatic termination of any Material Contract, or result in the creation of a Lien (other than a Permitted Lien) on any of the Assets or Acquired Equity Interests or result in the modification, acceleration or increase of any obligations of an Acquired Company or, with respect to the Business, any other Affiliate of the Seller, under a Material Contract.

Section 3.10 Title and Condition of Assets.

     (a) Except as set forth on Schedule 3.10(a) or as otherwise provided in this Agreement or the Ancillary Agreements, an Acquired Company owns, leases or has the legal right to use all of the Assets (excluding the Leased Real Property, which is the subject of Section 3.11, and Intellectual Property, which is the subject of Section 3.12), and has good title to (or in the case of leased Assets, valid leasehold interest in) all Assets (excluding the Leased Real Property, which is the subject of Section 3.11, and Intellectual Property, which is the subject of Section 3.12), free and clear of all Liens, except Permitted Liens. The TET Transferors own, lease or have the legal right to use all of the TET Assets and have good title to (or in the case of leased TET Assets, valid leasehold interest in) all TET Assets free and clear of all Liens, except Permitted Liens. Except for the Excluded Assets, the Assets (excluding the Leased Real Property, which is the subject of Section 3.11, and Intellectual Property, which is the subject of Section 3.12), together with the rights granted to the Buyer pursuant to this Agreement, the Kitchener Lease Agreement, the Transition Services Agreement, the Intellectual Property Transfer Agreement and the TET Assignment and Assumption Agreement, will constitute at the Effective Time all of the assets necessary to conduct the Business in all material respects as the Business is presently conducted. All of the material tangible assets of the Acquired Companies are situated at the Leased Real Property or the Kitchener Facility, except for inventory in transit, assets out for demonstration or rental (in which case the assets are in the possession of customers or potential customers of the Acquired Companies) and assets under the control of employees of the Acquired Companies in the ordinary course of the Business.

     (b) Except as reflected in the Financial Information or as set forth in Schedule 3.10(b), the tangible assets included in the Assets (excluding the Leased Real Property, which is the subject of Section 3.11), taken as a whole, are in satisfactory and serviceable condition, subject to normal wear and tear and impairments of value.

Section 3.11 Real Property.

     (a) Schedule 3.11(a) describes and lists the name of the landlord of all real property leased or licensed for use by each of the Acquired Companies (the “Leased Real Property”) and the related leases entered into by each of the Acquired Companies (the “Leases”). To the Seller’s Knowledge, each Acquired Company has a valid leasehold interest in the Leased Real Property leased by it, subject, in all cases, to Permitted Liens and, to the Seller’s Knowledge, has the exclusive right to use and occupy the Leased Real Property for the purpose of operating the Business as it is presently conducted.

     (b) To the Seller’s Knowledge, the current use or occupancy of the Leased Real Property or operation of the Business thereon does not violate in any material respect any applicable building, zoning, subdivision, health and safety and other land use Laws. To the Seller’s Knowledge, none of the buildings or structures located on the Leased Real Property encroaches on any real property owned by a third party. The Leased Real Property is serviced by public utilities necessary for occupation of such properties and has access to public roads.

     (c) Except for the Kitchener Facility (which will be transferred prior to the Closing pursuant to Section 7.7), none of the Acquired Companies owns any interest in real property other than the leasehold interests pursuant to the Leases. The Leased Real Property consists of all real property leased for the benefit of the Business. There is no lease of real property that is necessary to operate the Business as presently conducted by the Acquired Companies that is not a Lease.

     (d) Except as set forth on Schedule 3.11(d), to the Seller’s Knowledge, all material buildings, structures and material fixtures leased by the Acquired Companies or included in the Leased Real Property are in operating condition and in satisfactory repair and adequate for the operation of the Business as currently conducted thereon.

     (e) Each Lease is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such Lease. Except as set forth on Schedule 3.11(e), there is no material default or claim of material default by an Acquired Company under any Lease, nor to the Seller’s Knowledge, by any landlord under any Lease, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a material default by an Acquired Company or, to the Seller’s Knowledge, the landlord under any Lease, or would permit termination of any Lease, or result in the creation of a Lien (other than a Permitted Lien) on any of the material Assets. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any Lease or give to the landlord any rights of termination or cancellation under any Lease.

     (f) No part of the Leased Real Property has been expropriated by any Governmental Authority during the term of the respective Lease nor, to the Seller’s Knowledge, has any written notice or Proceeding in respect thereof been given or commenced.

     (g) The representations and warranties contained in this Section 3.11 and Section 3.14 shall be the exclusive representations and warranties with respect to the Leased Real Property, and notwithstanding any other provision contained in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to the Leased Real Property.

Section 3.12 Intellectual Property.

     (a) Set forth on Schedule 3.12(a) is a list of all patents, registered trademarks, registered copyrights, domain names and all registration applications for any of the foregoing, included in the Intellectual Property owned by an Acquired Company except for those patents, registered trademarks, registered copyrights, domain names and all registration applications for any of the foregoing owned by an Acquired Company but not reflected in Schedule 3.12(a) which have been abandoned or have expired, specifying as to each item, as applicable: (i) the owner of the item; (ii) the jurisdiction in which the item is issued or registered or which any application for issuance or registration has been filed; (iii) the respective issuance, registration or application number of such item; and (iv) the date of application and issuance or registration of the item. Except for the Excluded Assets, the Assets, together with the rights granted to the Buyer pursuant to this Agreement and the Intellectual Property Transfer Agreement, include all of the Intellectual Property and the rights thereto necessary for the operation of the Business in all material respects as the Business is presently conducted.

     (b) Schedule 3.12(b) lists, as of the date hereof, all licenses, sublicenses, consents and other written agreements by which an Acquired Company or any other Affiliate of the Seller (with respect to the Business) (i) is authorized to use any material Intellectual Property (other than any non-material end-user, non-exclusive licenses of off-the-shelf computer programs) and (ii) licenses or otherwise authorizes a third party to use any Intellectual Property owned by an Acquired Company or listed on Schedule 3.12(c) (the “IP Contracts”). The IP Contracts include all of the Contracts under which any Acquired Company or any other Affiliate of the Seller (with respect to the Business) has or may have any obligations to make any material royalty payments in relation to the Business. Each IP Contract is, as of the date hereof, valid and is in full force and effect in accordance with the terms of such IP Contract. Except as set forth on Schedule 3.12(b), there is no material default or claim of material default by the Seller, a Selling Subsidiary, an Acquired Company or an Affiliate of the Seller under any IP Contract or, to the Seller’s Knowledge, by any other party to an IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by the Seller, a Selling Subsidiary, an Acquired Company or an Affiliate of the Seller, or to the Seller’s Knowledge, any other party thereto under any IP Contract, or would permit termination or result in automatic termination of any IP Contract, or result in the creation of a Lien (other than a Permitted Lien) on any Assets or Acquired Equity Interests or result in the modification, acceleration or increase of any obligations of an Acquired Company, or any other Affiliate of the Seller (with respect to the Business). True and complete copies of each IP Contract (including each material amendment, supplement or other modification thereto) have been made available to the Buyer. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any IP Contract or require the approval of or notice to any third party or give to the other party any rights of termination, modification or cancellation under any IP Contract, result in the automatic termination, cancellation or modification of any IP Contract or result in, or give any Person the right to, accelerate or increase any obligation of an Acquired Company or an Affiliate of the Seller (with respect to the Business) under an IP Contract.

     (c) Except as set forth on Schedule 3.12(c) (the “Transferred Intellectual Property”), an Acquired Company owns all right, title and interest in and to, or has a license, sublicense or permission to use, all of the Intellectual Property set forth on Schedules 3.12(a) and (b), free and clear of all Liens (other than Permitted Liens) and is not a party to or bound by any Contract or other obligation that limits or impairs its ability to sell, transfer, assign or convey such Intellectual Property. The Transferred Intellectual Property is owned by the Affiliate of the Seller specified in Schedule 3.12(c), free and clear of all Liens (other than Permitted Liens) and such Affiliate of the Seller is not a party to or bound by any Contract or other obligation that limits or impairs its ability to sell, transfer, assign or convey such Intellectual Property to the Buyer (or its nominee) pursuant to the Intellectual Property Transfer Agreement. To the Seller’s

knowledge, none of the material Intellectual Property set forth on Schedule 3.12(a) or any material Transferred Intellectual Property is invalid.

     (d) To the Seller’s Knowledge, except as set forth on Schedule 3.12(d), the conduct of the Business does not infringe upon the intellectual property rights of any other Person in any material respect. To the Seller’s Knowledge, no third party is infringing or violating any material Intellectual Property listed in Schedule 3.12(a), Schedule 3.12(b) (which for the avoidance of doubt is owned by an Acquired Company) or Schedule 3.12(c) and neither the Seller, any Selling Subsidiary, any Acquired Company nor any of its other Affiliates has received any written notice of any such infringement or violation.

     (e) Each of the Employees employed in a research and development capacity is a party to a confidentiality and assignment of inventions agreement with one or more Acquired Companies in a form substantially similar to the form of such agreement provided to the Buyer by the Seller.

     (f) The representations and warranties contained in this Section 3.12 shall be the exclusive representations and warranties with respect to Intellectual Property matters and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Intellectual Property matters.

Section 3.13 Taxes.

     (a) Except as set forth on Schedule 3.13(a), the Seller, the Selling Subsidiaries and the Acquired Companies, as applicable, have filed or caused to be filed in a timely manner all Tax Returns required to be filed with respect to the Acquired Companies prior to the Effective Time (taking into account any applicable extension periods, including filing extensions currently in effect) and have paid or caused to be paid all Taxes due by the Acquired Companies (whether or not reflected on any Tax Return), except those Taxes set forth on Schedule 3.13(a) that are being contested in good faith and for which an adequate reserve (determined in accordance with GAAP) has been made therefor in the Financial Information, as of the date hereof, or included in the Working Capital, as of the Closing Date. Such Tax Returns are accurate and complete in all material respects. Except as set forth in Schedule 3.13(a), no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to an Acquired Company, directly or indirectly. Except as set forth on Schedule 3.13(a), none of the Acquired Companies has any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with such Persons. Except as set forth on Schedule 3.13(a), none of the Acquired Companies is currently the subject, directly or indirectly, of any Proceeding, audit, assessment or examination with respect to Taxes, and to Seller’s Knowledge, no such Proceeding, audit, assessment or examination has been threatened in writing. The Seller has withheld or caused to be withheld from all payments by the Acquired Companies the amount of Taxes or other deductions required to be withheld therefrom and has collected or caused to be collected all amounts required to be collected by the Acquired Companies on account of Taxes and has paid all such amounts to the proper Governmental Authority on a timely basis or properly set aside such amounts in accounts for such purpose, as reflected in the Financial Information, which amounts, to the extent due on or prior to the Closing Date, will be duly and timely paid to the proper Governmental Authority. To the

Seller’s Knowledge, no written claim has been made by any Governmental Authority that any Acquired Company is or may be subject to taxation in a jurisdiction where such Acquired Company does not file Tax Returns.

     (b) No rulings by or arrangements with any Tax authority apply to the Acquired Companies. The Acquired Companies are not liable (including any contingent liability) for any Taxes owed by any third party. The Acquired Companies are not and have never been a party to any fiscal unity. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies. Each of the Acquired Companies is an accrual method taxpayer.

     (c) None of the Acquired Companies is a party to any contract, agreement, plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law).

     (d) Each of the Acquired Companies is treated as a corporation for U.S. federal Income Tax purposes, except for Teleflex GFI Europe BV (Netherlands), Necam Holding BV (Netherlands), Necam BV (Netherlands) and TeleflexGFI Europe Italy SRL (Italy), each of which is disregarded as an entity separate from its owner for U.S. federal Income Tax purposes.

     (e) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

     (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

     (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; or

     (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

     (f) The representations and warranties contained in this Section 3.13 shall be the exclusive representations and warranties with respect to Taxes and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to Taxes.

Section 3.14 Environmental Matters. Except as set forth on Schedule 3.14:

     (a) The Acquired Companies, the Business, the Assets and the Leased Real Property, are in material compliance with all applicable Environmental Laws and all material permits, certifications, licenses, approvals, registrations and authorizations required by the Environmental Laws (“Environmental Permits”). All Environmental Permits required by Environmental Laws to operate the Business have been obtained and are in full force and effect and are being complied with in all material respects. No Proceeding is pending or, to the Seller’s

Knowledge, threatened within the twelve (12) months immediately prior to the date hereof to revoke or limit any Environmental Permit. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Seller, a Selling Subsidiary or an Acquired Company is a party, nor the consummation of the transactions contemplated hereby or thereby will violate, contravene or result in a breach of any Environmental Permit.

     (b) Neither the Seller, any Selling Subsidiary nor any Acquired Company have received any unresolved written notice of any citation, summons, order, complaint, penalty, investigation or review by any Governmental Authority nor, to the Seller’s Knowledge, are any threatened within the twelve (12) months immediately prior to the date hereof (i) with respect to any alleged violation of any Environmental Law by an Acquired Company or in respect of the Business, (ii) with respect to any alleged failure of an Acquired Company or the Business to have any Environmental Permit or (iii) with respect to any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance by an Acquired Company or in respect of the Business.

     (c) The Seller has provided the Buyer with access to all material reports, notices, orders from a Governmental Authority or other correspondence with respect to environmental matters related to the Business, any Asset, Leased Real Property or Former Property that are in the possession or control of the Seller, a Selling Subsidiary or an Acquired Company, a list of which is set forth on Schedule 3.14, including all “Phase I” and “Phase II” environmental site assessments and copies of any soil and ground water studies (such documents, the “Environmental Reports”). Matters referred to in the Environmental Reports shall be deemed disclosed for purposes of this Section 3.14 to the extent such matters are identified in such Environmental Reports or are the reasonably foreseeable consequences of such matters. For purposes of example only: (i) an Environmental Report that describes the presence or former presence of an underground storage tank at a facility does not have the effect of disclosing releases from that storage tank unless such report states that releases are likely to have occurred, but, where a release from a tank is identified, the disclosure would have the effect of disclosing the possibility of continued migration of contaminants resulting from such release; and (ii) an Environmental Report that describes past land uses of the Leased Real Property does not have the effect of disclosing conditions of contamination resulting from such past land uses, but, where a condition of contamination is identified, the disclosure does have the effect of disclosing the possibility of continued migration of such contamination.

     (d) The representations and warranties contained in this Section 3.14 shall be the exclusive representations and warranties with respect to environmental matters (including environmental liabilities or obligations, Environmental Laws, Environmental Permits and Hazardous Substances) and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement with respect to environmental matters.

Section 3.15 Labor Matters.

     (a) Except as set forth on Schedule 3.15(a), as of the date hereof, neither the Seller, a Selling Subsidiary nor an Acquired Company is a party to, or bound by, any material labor agreement or collective bargaining agreement respecting the Employees. To the Seller’s

Knowledge, in the prior two (2) year period, no labor organization or group of employees of the Business has filed, or to the Seller’s Knowledge, threatened in writing to file, any representation petition or made any written demand for recognition. Except as set forth on Schedule 3.15(a), within the two (2) years immediately prior to the date hereof, there has been no labor strike, work stoppage, slowdown or other material labor dispute involving the Business or the Acquired Company or, to the Seller’s Knowledge, threatened. The Seller has provided to the Buyer a list of all Employees who are governed by a labor agreement or collective bargaining agreement applicable to the Business.

     (b) The Seller has provided to the Buyer a list of all employees of the Acquired Companies as of June 26, 2009 and, as applicable, their respective job titles, dates of employment, current base rates of compensation, active or inactive status (and the reason for any inactive status), location of the Employee and the actual employer thereof if other than the Acquired Company for whom such Employee provides services.

     (c) Except as set forth in this Agreement and except for the liabilities and obligations in the amount reflected or reserved against in the Financial Information, as of the date hereof, or included in the internal accounting records of the business, as of the Closing Date, there are no liabilities of an Acquired Company with respect to (i) amounts owed or otherwise payable to Employees, or (ii) amounts required to be paid pursuant to applicable pay-equity legislation.

     (d) All severance and termination payments owed to those persons listed on Schedule 3.15(d) have been paid and each such person has signed a settlement and release agreement with respect thereto.

Section 3.16 Employee Benefit Matters.

     (a) None of the Employees participate in any “employee benefit plans” within the meaning of Section 3(3) of ERISA, except for the Teleflex Incorporated 2000 Stock Compensation Plan (March 6, 2000).

     (b) All material benefit plans currently covering Employees which are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority) are listed in Schedule 3.16(b) (the “Foreign Plans”), and a true and complete copy of each Foreign Plan (other than those required by Law), as amended to date, has been provided or made available to the Buyer. To the Seller’s Knowledge, there are no enforceable oral commitments made by the Seller, the Selling Subsidiaries, an Acquired Company or any other Affiliate of the Seller with respect to any Foreign Plan. Except as set forth in Schedule 3.16(b):

     (i) Each of the Foreign Plans has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations or approvals and such plans are in compliance with Law in all material respects.

     (ii) There are no Proceedings or written grievances pending against any Foreign Plan or assertions in writing of any claims to benefits under any Foreign

Plan, except for benefits payable in the ordinary course of operations of the Foreign Plans. To the Seller’s Knowledge, there are no pending investigations by any Governmental Authority involving the Foreign Plans.

     (iii) All payments, contributions or premiums required to be remitted or paid by the Acquired Companies with respect to a Foreign Plan by Law or pursuant to the terms of a Foreign Plan or any labor agreement or collective bargaining agreement have been timely paid in full in accordance with Law and the terms of the applicable Foreign Plan, the applicable labor agreement or applicable collective bargaining agreement.

     (iv) No Foreign Plan has been ordered or required by a Governmental Authority to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or Government Authority or being required to pay any material amount of Taxes, fees, penalties or levies under Law and neither a non-third party administrator or sponsor of any Foreign Plan nor, to the Seller’s Knowledge, a third party administrator or sponsor of any Foreign Plan has taken any action which has resulted in or could reasonably be expected to result in any of the foregoing.

     (v) No Foreign Plan is a defined benefit pension plan or multi-employer pension plan.

     (vi) No Foreign Plan provides for health and welfare benefits upon retirement or termination of an Employee.

     (vii) No Foreign Plan provides for payment of any amount or benefit, the increase of an amount or benefit, forgiveness of indebtedness, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as permitted by Law, there have been no withdrawal of assets other than payments of benefits, refunds of over-contribution to plan participants and payments of expenses incurred, or transfers of assets from any Foreign Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied.

     (c) Neither of the persons listed on Schedule 3.16(c) (the “Listed Persons”) is an employee of an Acquired Company.

     (d) The representations and warranties contained in this Section 3.16 shall be the exclusive representations and warranties with respect to employee benefit matters, including the Foreign Plans, and, notwithstanding any other provision in this Agreement to the contrary, no other representation or warranty is made in this Agreement on employee benefit matters.

     Section 3.17 Brokers and Finders. No finder, broker, agent, consultant or other intermediary, acting on behalf of the Seller, a Selling Subsidiary or an Acquired Company, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

     Section 3.18 Bank Accounts. Schedule 3.18 contains an accurate and complete list of (i) the account number of each account of an Acquired Company at each bank or other financial institution in which an Acquired Company has an account; and (ii) the authorized signatories on each such account.

     Section 3.19 Indebtedness. None of the Acquired Companies will have any Indebtedness outstanding at the Effective Time.

     Section 3.20 Insurance. Schedule 3.20 is a list of all insurance policies maintained by the Seller, the Selling Subsidiaries or the Acquired Companies on, or covering, the Assets of the Business or personnel of the Acquired Companies as of the date hereof (specifying insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder). Schedule 3.20 sets forth a list of inspection reports relating to the condition of the Assets of an insurance underwriter issued within the last twelve (12) months immediately prior to the date hereof which are in the possession of the Seller, a Selling Subsidiary or an Acquired Company. The Seller, the Selling Subsidiaries and the Acquired Companies have provided true and complete copies of the inspection reports listed on Schedule 3.20 to the Buyer. The Acquired Companies are not in default with respect to any of the provisions contained in any such insurance policy and have not failed to give any notice or present any claim under any such insurance policy in accordance with the terms of such insurance policy.

     Section 3.21 Absence of Changes. Since December 31, 2008, the Seller, the Selling Subsidiaries and the Acquired Companies have carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been (a) any Material Adverse Effect or (b) any damage, destruction or loss (whether or not covered by insurance) affecting the Assets of the Acquired Companies in excess of $50,000 individually or $100,000 in the aggregate.

     Section 3.22 Business of the Acquired Companies. Except as set forth on Schedule 3.22, during the period in which the Seller or one or more of its Affiliates have owned the Acquired Companies, the only business operations carried on by the Acquired Companies is the Business or the business operations related to the Business.

Section 3.23 Customers and Suppliers.

     (a) Except as set forth on Schedule 3.23(a), since December 31, 2008, no customer of the Business who accounts for more than $2,000,000 of sales revenue for the twelve-month period ended June 30, 2009, has stated in writing to the Seller, any Selling Subsidiary, any Acquired Company or any other Affiliate of the Seller or, to the Seller’s Knowledge, stated orally to the Seller, any Selling Subsidiary, any Acquired Company or any other Affiliate of the Seller, that it will cease to do business with the Business, and to the Seller's Knowledge there are no facts currently known to the Seller with respect to the relationship between such customer and the relevant Seller Affiliate that would, when viewed objectively, demonstrate that the relationship between such customer and the relevant Seller Affiliate will not continue after Closing, provided that if between the date of the execution of this Agreement and the Closing, any such customer advises the Seller or any Seller Affiliate that it will cease to do business with the Seller Affiliate arising from or related to the pendency of the transaction with the Buyer acquiring control of the Acquired Companies, this representation shall not be untrue if the Buyer is made aware of such facts.

     (b) Except as set forth on Schedule 3.23(b), since December 31, 2008, no supplier of the Business who accounts for more than ten percent (10%) of payments made by the Acquired Companies for the twelve-month period ended June 30, 2009, has stated in writing to the Seller, any Selling Subsidiary, any Acquired Company or any other Affiliate of the Seller or, to the Seller’s Knowledge, stated orally to the Seller, any Selling Subsidiary, any Acquired Company or any other Affiliate of the Seller, that it will cease to do business with the Business, and to the Seller's Knowledge there are no facts currently known to the Seller with respect to the relationship between such supplier and the relevant Seller Affiliate that would, when viewed objectively, demonstrate that the relationship between such supplier and the relevant Seller Affiliate will not continue after Closing, provided that if between the date of the execution of this Agreement and the Closing, any such supplier advises the Seller or any Seller Affiliate that it will cease to do business with the Seller Affiliate arising from or related to the pendency of the transaction with the Buyer acquiring control of the Acquired Companies, this representation shall not be untrue if the Buyer is made aware of such facts.

Section 3.24 Product Liability; Product Warranties.

     (a) Except as set forth on Schedule 3.24(a), or except as would not have, either individually or in the aggregate, a Material Adverse Effect, since the date which is five (5) years prior to the date hereof, no defect or deficiency exists in any of the products manufactured, processed, sold and delivered by Seller or any Selling Subsidiary related to the Business or by any Acquired Company that would, if determined adversely to the Business, give rise to any liabilities to any Person for injuries to person or property.

     (b) Schedule 3.24(b) sets forth the written product warranties provided by the Acquired Companies with respect to the products of the Business within the three (3) years immediately preceding the date hereof, which warranties constitute the only product warranties in relation to the Business.

     Section 3.25 Certain Payments. Neither the Seller, Selling Subsidiaries, Acquired Companies nor any other Person associated with or acting for or on behalf of any of them in each case in the conduct of the Business, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Business, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

     Section 3.26 Books and Records. All minute books and other books and records of the Acquired Companies are complete and correct in all material respects and the Business maintains an adequate system of internal controls. The Seller has complied in all material respects with, and is not in violation in any material respect of, the Sarbanes Oxley Act.

     Section 3.27 Information. The representations contained in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the representations and warranties made herein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller:

     Section 4.1 Incorporation and Authority. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the Delaware. Each nominee of the Buyer will be at the time of Closing duly organized, validly existing and in good standing under the laws in which it was formed. The Buyer and the Buyer’s nominee (as applicable) has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer enforceable against it in accordance with its terms, subject to the effect of Bankruptcy Laws and Equitable Principles and no other proceedings on the part of the Buyer or Buyer’s nominee (as applicable) are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. The Ancillary Agreements will be duly authorized, executed and delivered by the Buyer or one or more of its Affiliates, as applicable, and will constitute legal, valid and binding agreements of the Buyer or the Buyer’s Affiliates, as applicable, enforceable against it in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles and no other proceedings on the part of the Buyer or the Buyer’s Affiliates are necessary to authorize the Ancillary Agreements and the consummation of the transactions contemplated thereby.

     Section 4.2 Investment Representation. The Buyer is acquiring the Equity Interests solely for the purpose of this investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that the Equity Interests are not registered under the Securities Act or any applicable state securities law or other applicable laws, and that the Equity Interests may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Buyer is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. The Buyer has such knowledge and experience in financial and business matters and investments in general that make it capable of evaluating the merits and risks of purchasing the Equity Interests. The Buyer acknowledges that it has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Seller, the Selling Subsidiaries and the Acquired Companies concerning the merits and risks of purchasing the Equity Interests; (b) access to information about the Acquired Companies, their respective results of operations, financial condition and cash flow, and business, in each case sufficient to enable the Buyer to evaluate whether to proceed with the execution and delivery of this Agreement and the purchase of the Equity Interests; and (c) the opportunity to obtain such additional information that either the Seller, the

Selling Subsidiaries (in each case, with respect to the Business) or the Acquired Companies possess, or can acquire without unreasonable effort or expense, that is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the purchase of the Equity Interests.

     Section 4.3 Consents and Governmental Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) as may be necessary as a result of facts or circumstances relating solely to the Seller.

     Section 4.4 No Conflict. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with any provisions of the certificate of incorporation or bylaws of the Buyer, (b) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with any Law applicable to the Buyer or any judgment, decree, order or award of any Governmental Authority or arbitrator to which the Buyer is a party or may be bound, or (c) violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation, under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which the Buyer is a party.

     Section 4.5 Brokers and Finders. No finder, broker, agent, consultant or other intermediary, acting on behalf of the Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

     Section 4.6 Financial Capability. The Buyer has sufficient funds or capital commitments in place to purchase the Equity Interests on the terms and conditions contained in this Agreement and will have such funds or capital commitments on the Closing Date.

     Section 4.7 Regulatory Matters. The Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Authority that might materially affect its ability to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements.

     Section 4.8 Litigation. There is no suit, investigation, action or other proceeding pending or, to the Buyer’s Knowledge, threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Buyer which would materially restrict or limit the ability of the Buyer to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

     Section 4.9 Knowledge. To the Buyer’s Knowledge, it is not aware of any inaccuracy in the representations and warranties of the Seller or any matter which would give rise to a right to assert a claim pursuant to any indemnification obligation of the Seller.

ARTICLE V

CONDITIONS TO THE BUYER’S OBLIGATIONS

     The obligations of the Buyer at Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by the Buyer):

     Section 5.1 Governmental Consents. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and thereby shall have occurred.

     Section 5.2 No Law or Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions. There shall be no Proceeding brought by any Governmental Authority or third-party pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded after the Closing.

     Section 5.3 Representations and Warranties; Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any materiality limitations set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Seller which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate from the Seller as to the matters set forth in clauses (i) and (ii) above.

     Section 5.4 Material Waivers. Each of the Material Waivers shall have been obtained and shall be in full force and effect.

ARTICLE VI

CONDITIONS TO THE SELLER’S OBLIGATIONS

     The obligations of the Seller at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing by the Seller):

     Section 6.1 Governmental Consents. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and thereby shall have occurred.

     Section 6.2 No Law or Action. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions. There shall be no Proceeding brought by any Governmental Authority or third party pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or (ii) cause any of the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded after the Closing.

     Section 6.3 Representations and Warranties; Covenants. (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality limitation set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Buyer which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Buyer at or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Buyer.

     Section 6.4 Purchase Price. The Buyer shall have paid the Purchase Price to the Seller in accordance with Section 2.2.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1 Conduct of the Business Prior to the Closing.

     (a) Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by the Buyer, the Seller covenants and agrees that it, the Selling Subsidiaries and the Acquired Companies shall (i) operate the Business only in the ordinary course, (ii) use commercially reasonable efforts to preserve intact the Business and the property, assets, operations and affairs of the Acquired Companies, (iii) continue to maintain in full force and effect all policies of insurance or renewals thereof with respect to the Acquired Companies and (iv) and shall not, other than in the ordinary course of business, undertake any of the following with respect to the Business or the Acquired Companies:

(i)	acquire or dispose of any material Assets;

(ii)	create a Lien (other than a Permitted Lien) on any of the Assets;

(iii)	enter into any leases of real property;

     (iv) enter into any leases of personal property involving a rental obligation exceeding $50,000 per annum in the aggregate;

     (v) except for increases in accordance with past practices, or if required by Law, existing employment agreements or collective bargaining agreements, materially increase the rate of compensation or the benefits payable to any of the Employees or establish any new Foreign Plan or employee agreement or make amendments to any Foreign Plan or employee agreement, except as required by Law;

     (vi) make any new commitment or increase any previous commitment for capital expenditures for the Business other than (A) in accordance with the Business’ capital expenditures plan previously provided to the Buyer in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $150,000 in the aggregate;

     (vii) make any change in any accounting method, practice or principle or in any system of internal accounting controls, other than as required by applicable accounting or regulatory authority;

     (viii) except for Income Taxes for taxable periods ending prior to or on the Closing Date, settle any material Tax matter or agree to pay any material Taxes being contested;

(ix)	issue any equity securities of any Acquired Company;

(x)	intentionally delay the payment of accounts payable, except in accordance with past practice or with respect to accounts payable which are being disputed in good faith;

(xi)	sell, factor, discount or securitize any accounts receivable; or

(xii)	enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (b) Nothing in this Agreement shall diminish the Seller’s sole title to the Business or the Acquired Companies or shall be construed to limit the Seller’s discretion to operate the Business or the Acquired Companies in the ordinary course, or shall give the Buyer any ownership rights to the Assets, before the Effective Time. Subject to Section 2.9 hereof, the Buyer acknowledges that the Acquired Companies may transfer, by way of a dividend, distribution or otherwise, cash, cash equivalents, marketable securities and other financial instruments as well as any other Excluded Asset out of the Business prior to the Closing, and, it is intended that to the extent practicable, the Excluded Assets relating to the Business will be transferred out of the Business by way of dividend or otherwise prior to the Closing.

Section 7.2

Access to Information.

     (a) The Seller shall permit, and shall cause the Selling Subsidiaries and the Acquired Companies to permit, the Buyer and its representatives, after the date of this Agreement until the Closing, to have reasonable access, during regular business hours and upon reasonable advance notice, to (i) the Leased Real Property and the Kitchener Facility (in each case, subject to the Seller’s right to have its representatives accompany the Buyer’s representatives and subject to other reasonable rules and regulations of the Seller), including the right to perform reasonable “Phase I” environmental site assessments; provided, however, that the Buyer shall not be permitted to perform any “Phase II” environmental site assessments or other testing, sampling or investigations without the Seller’s prior written consent, which consent shall be granted in the Seller’s sole discretion, (ii) the offices, facilities, properties and the financial, accounting and other books and records of the Seller and the Selling Subsidiaries (in each case, relating to the Business) and the Acquired Companies and (iii) the appropriate management personnel of the Seller, the Selling Subsidiaries and the Acquired Companies and the accountants, auditors and agents thereof. The Seller shall provide a copy to the Buyer of all financial, accounting and other books and records of the Seller, the Selling Subsidiaries (in each case related to the Business) and of the Acquired Companies reasonably requested by the Buyer. It is expressly understood by the Parties that, notwithstanding the provisions of this Section 7.2(a), the Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, environmental reviews, the written work plan for which had not been previously approved by the Seller in its sole discretion, or possible waivers of any applicable attorney-client privileges or (ii) in the event the Buyer is in material breach of this Agreement. It is further understood that the Seller shall be under no obligation to grant the Buyer or its representatives any access if such access would, under the circumstances, materially interfere with the Seller’s or its Affiliates’ operations, activities or employees, or if such access would, in the reasonable judgment of the Seller, violate applicable antitrust or similar Laws. With respect to any parties with which the Seller or any Acquired Company has a direct or indirect contractual relationship, and any Governmental Authorities with jurisdiction over or that regulates the Seller, any Acquired Company, the Business, the Leased Real Property or the Kitchener Facility, the Buyer shall not make any independent inquiry with respect to the Seller, any Acquired Company, the Business, the Leased Real Property or the Kitchener Facility without the Seller’s prior consent and, to the extent the Seller consents thereto, all such inquiries shall be conducted jointly by the Seller and the Buyer.

     (b) All information provided or obtained pursuant to clause (a) above shall be held by the Buyer in accordance with, and subject to the terms of, and shall constitute “Evaluation Material” under, the Confidentiality Agreement, dated April 15, 2009, between the Buyer and the Seller (the “Confidentiality Agreement”). The Parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until the Closing, and if the Closing shall occur the Confidentiality Agreement will terminate at the Closing.

Section 7.3	Registrations, Filings and Consents.
(a)	Subject to the Seller’s	and the Buyer’s additional obligations under

paragraph (b) below, the Seller and the Buyer shall cooperate and use commercially reasonable efforts to make all registrations, filings and applications, to give all notices and to obtain any governmental transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Seller nor any of its Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person in connection therewith. Each of the Buyer and the Seller shall as promptly as practicable comply with the laws and regulations of any Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, advice, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary. The Buyer and the Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. The Buyer and the Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The Buyer and the Seller shall bear the costs and expenses of their respective filings contemplated in this Section 7.3(a); provided, however, that the Buyer shall pay the filing fees in connection therewith.

     (b) Each of the Buyer and the Seller agrees that it will, if necessary to enable the Seller and the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, use commercially reasonable efforts to defend against any Proceedings, judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable; provided, however, that the Seller shall not be under any such obligation to defend against any such Proceedings commenced by any Governmental Authority in respect of the antitrust, competition, merger control or similar laws, rules or regulations.

Section 7.4 Title to Assets; Further Assurances; Cooperation.

     (a) Prior to the Closing, the Seller shall use its best efforts (excluding the payment of money other than applicable Taxes imposed as a result of the transfers contemplated by this Section 7.4(a)) to transfer or caused to be transferred (from Seller’s Affiliates or otherwise) to the Acquired Companies any Assets used to conduct the Business not owned by such Acquired Company (collectively, the “Transferred Assets”) prior to the Closing. To the extent that the transfer of any Transferred Asset contemplated by this Section 7.4(a) which is not fundamental to the Business is prohibited by any Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall, despite the Seller’s best efforts required by this Section 7.4 to obtain the same, not have been obtained prior to the Closing, the Closing shall proceed and the Buyer shall pay the full Purchase Price at Closing without the transfer of such Transferred Asset having occurred and the failure to obtain such authorization, approval, consent or waiver and the failure to transfer such Transferred Asset shall not constitute a breach of this Agreement by the Seller. In the event that the Closing proceeds without the transfer of any Transferred Asset, then following the Closing, the Seller or the relevant Affiliate of the Seller shall hold any such asset in trust for the Buyer or the Buyer’s nominee(s). The Buyer and the Seller shall use their respective commercially reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers as are necessary to effect the transfer of any such asset; provided, however, that neither Seller nor any of its Affiliates nor the Buyer shall be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver. Pending such authorization, approval, consent or waiver, the Buyer and the Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Buyer the benefits and burdens of use of any such Transferred Asset.

     (b) At any time after the date hereof, the Seller and the Buyer shall promptly execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) any other assurances or documents or take any other actions reasonably requested by the Buyer or the Seller, as the case may be, and necessary for the Buyer or the Seller, as the case may be, to satisfy its obligations hereunder. The Seller and the Buyer shall each use their respective commercially reasonable efforts to cause the conditions to their respective obligations set forth in Articles V and VI to be satisfied at or prior to Closing.

     (c) Prior to the Closing, the Seller shall use its reasonable best efforts to have the NODC Liens discharged, and, to the extent that the NODC Liens are not discharged prior to the Closing, the Seller shall, for a period of eighteen (18) months after the Closing, use its commercially reasonable efforts to have the NODC Liens discharged.

Section 7.5

Tax Matters.

     (a) Following the Closing, the Seller shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending prior to or on the Closing Date, including all amended Tax Returns, claims for refund of Taxes and claims for refund of estimated Taxes that relate to such taxable periods (all such Tax Returns, amended returns and claims for refund are referred to as the “Prior Period Tax Returns”). The Prior Period Tax Returns shall be prepared, where relevant, in a manner consistent with the Seller’s past practices, except as otherwise required by Law, and any items on the Prior Period Tax Returns that have not been the subject of Seller’s past practices shall be reported in a manner that does not give rise to an unreasonably distortive allocation of Taxes, income or expense between taxable periods ending prior to or on the Closing Date and periods beginning after the Closing Date (or the portion, beginning immediately after the Closing Date, of any Straddle Period). The Seller shall submit each Prior Period Tax Return (including applicable extensions) to the Buyer, no later than fifteen (15) business days prior to the due date of such return, for the Buyer’s review. The Seller shall pay all Taxes related to the Prior Period Tax Returns. The Buyer shall make available to the Seller (and to the Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by the Seller to prepare the Prior Period Tax Returns; provided, however, that the Buyer shall not be required to retain any such records beyond the period contemplated by its normal record retention practices so long as the Buyer provides the Seller at least ninety (90) days notice prior to the destruction of such records and offers Seller the option to take possession of such records.

     (b) For the Straddle Period of each of Teleflex GFI Control Systems LP and Teleflex Ecotrans Technologies LP (each a “Partnership”), the parties shall take all necessary actions to allocate to the Seller or the relevant subsidiary of the Seller all income of each Partnership arising in or in respect of the Pre-Closing Period and to allocate to the Buyer or the relevant subsidiary of the Buyer all income of the Partnership arising in or in respect of the portion of the Straddle Period beginning immediately after the Closing Date. The parties agree, and shall take all necessary steps to ensure, that in the event that a “forgiven amount”, as such term is defined in subsection 80(1) of the Income Tax Act (Canada) (the “Tax Act”), arises in respect of a Partnership or a partner of a Partnership relating to the Mutual Release Agreement (attached hereto as Exhibit G), no amount shall be designated under any of subsections 80(5) or 80(7) to 80(11) of the Tax Act and the remaining unapplied portion of the forgiven amount under section 80(13) of the Tax Act shall be allocated to the Seller or the relevant subsidiary of the Seller and the Acquired Company that is a partner of the Partnership, in relevant proportion, and in the latter case shall be reflected in the Prior Period Tax Return of such Acquired Company.

     (c) Following the Closing, the Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Companies for taxable periods ending after the Closing Date that are not described in Section 7.5(a) and shall pay all Taxes related thereto. The Buyer shall prepare all Straddle Period Tax Returns in a manner consistent with the Seller’s past practices, except as otherwise required by Law. The Seller shall reimburse the Buyer for the portion of any Taxes allocable to the Pre-Closing Period of a Straddle Period to the extent that such Taxes are not paid by the Seller or an Acquired Company prior to the Closing (including amounts paid in respect of estimated Taxes). The Seller shall make available to the Buyer (and to the Buyer’s accountants and attorneys) any and all books and records and other documents and information in its possession or control relating to the Acquired Companies reasonably requested by the Buyer to prepare any Tax Returns; provided, however, that the Seller shall not be required to retain any such records beyond the period contemplated by its normal record retention practices so long as the Seller provides the Buyer at least ninety (90) days notice prior to the destruction of such records and offers Buyer the option to take possession of such records. The Buyer shall deliver to the Seller, for its review and comment, a draft of each Straddle Period Tax Return at least sixty (60) days prior to the applicable filing deadline of such Straddle Period Tax Return, together with a proposed calculation of the Taxes shown to be due on such Straddle Period Tax Return that are allocable to the Pre-Closing Period. Within twenty-one (21) days following receipt thereof, the Seller shall deliver to the Buyer written notice of any objection with respect to the calculation of Taxes shown to be due on such Straddle Period Tax Return or the portion of such Taxes allocable to the Pre-Closing Period. If the Buyer and the Seller are unable to resolve any disputes with respect to such calculations within fourteen (14) days following delivery of the Seller’s notice of objection, such dispute shall be submitted to the CPA Firm for resolution, which resolution shall be final and binding upon the parties. The fees and expenses of the CPA Firm in connection with its view and resolution of the dispute shall be split evenly between the Parties. Taxes that are imposed on a periodic basis (such as real property Taxes) shall be allocated based on the amount of such Taxes for the entire period (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire relevant Straddle Period. All other Taxes for any Straddle Period shall be allocated to the Pre-Closing Period on the basis of an interim closing of the books as of the Effective Time. The Buyer and Seller shall share, in the same proportion as they shared Straddle Period Taxes, any Straddle Period Tax refunds. The Buyer shall remit the applicable portion, if any, of any such Tax refund to the Seller within five

(5)	Business Days of its receipt thereof.

(d) Following the Closing, the Seller shall indemnify and hold the Buyer and the Acquired Companies harmless from and against (i) any Taxes of the Acquired Companies for any Pre-Closing Period including those for any transaction, occurrence or event prior to the Closing, including any transaction, occurrence or event reported, reflected or required to be reported or reflected on the Prior Period Tax Returns, including (A) Taxes relating to the sale, transfer or other disposition of Excluded Assets as contemplated in this Agreement, and (B) Taxes relating to the Mutual Release Agreement, (ii) any Taxes resulting from an allocation of income arising in or in respect of a Pre-Closing Period of a Partnership or under section 80 of the Tax Act, as described in Section 7.5(b), (iii) any increase in Taxes of the Acquired Companies allocable to the Pre-Closing Period of a Straddle Period Tax Return and (iv) any Taxes of any other person for which any of the Acquired Companies may become liable pursuant to Treas. Reg. section 1.1502-6 or the fiscal unity provisions of Netherlands’ Law (or other analogous provisions of foreign, state or local Law) as a result of being a member of a consolidated, combined or unitary group of corporations prior to the Closing Date, and (v) Taxes of any Person (other than the Acquired Companies) imposed on any of the Acquired Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to a transaction, occurrence or event occurring on or before the Closing.

     (e) The Buyer shall promptly notify the Seller following receipt of any notice of audit or other Proceeding relating to any matter for which the Seller may be required to indemnify the Buyer and the Acquired Companies pursuant to Section 7.5(d). The Seller shall have the right to control any and all audits or other Proceedings relating to any taxable period that ends on or before the Closing Date, including the filing of any amended Tax Return related to any such period. The Seller shall have the right to control any and all audits or other Proceedings relating to any Straddle Period Tax Returns, including the filing of any amended Straddle Period Tax Return, where the number of calendar days in the Straddle Period ending on (and including) the Closing Date is equal to or greater than the number of calendar days in the Straddle Period beginning on the day following Closing and ending on the last day of the entire Straddle Period. The Buyer shall have the right to control any and all audits or other

Proceedings relating to any Straddle Period Tax Returns, including the filing of any amended Straddle Period Tax Return, where the Seller does not have such right under the immediately preceding sentence.

     (f) Following the Closing, the Buyer shall pay to the Seller the amount of any refund realized by or with respect to any of the Acquired Companies allocable to a Prior Period Tax Return, whether such refund is provided directly to such Acquired Company or used as a credit, offset or other Tax benefit by such Acquired Company with respect to a subsequent period.

     (g) The Buyer shall pay and indemnify and hold harmless the Seller and its Affiliates from and against any increase in Taxes of the Seller and its Affiliates (including any Taxes of the Acquired Companies for which the Seller or any of its Affiliates may become liable pursuant to Treas. Reg. section 1.1502-6 or the fiscal unity provisions of Netherlands’ Law (or other analogous provisions of foreign, state or local Law) as a result of its being a member of a consolidated, combined or unitary group of corporations that included any of the Acquired Companies prior to the Closing Date) over the amount of Taxes of the Seller and its Affiliates otherwise due from the sale of the Equity Interests resulting from (i) any actions taken, or caused to be taken, by the Buyer during any of their taxable years that include the Closing Date with respect to the Foreign Subsidiaries outside the ordinary course of business (as conducted prior to the Closing), (ii) any dividends paid by any of the Foreign Subsidiaries during any of their taxable years that include the Closing Date, (iii) any amounts includible in income under Subpart F of the Code with respect to the Foreign Subsidiaries outside the ordinary course of its business during any of their taxable years that include the Closing Date, or (iv) any Tax elections that the Buyer may cause to be made with respect to any of the Foreign Subsidiaries during any of their taxable years that include the Closing Date.

     (h) Except if otherwise agreed in a writing executed by the Parties, after the Closing, the Buyer shall not make an election under Section 336 or 338 of the Code with respect to any of the Acquired Companies in regard to the transactions contemplated by this Agreement and shall not elect to change the Income Tax classification of any of the Acquired Companies for any taxable period ending prior to or on the Closing Date or for any Straddle Period.

     (i) The Seller and the Buyer shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding in respect of Taxes. Each of the Seller and the Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

     (j) The Seller will file or cause to be filed a “Section 1.1502-36 Statement” (as defined in Treas. Reg. § 1.1502-36(e)(5)) with the timely filed U.S. federal consolidated income tax return for the consolidated group of which the Seller is a member for the consolidated tax return year that includes the Closing Date making an election to reduce the tax basis, pursuant to Treas. Reg. § 1.1502-36(d)(6), in the stock of each of the Acquired Companies solely by the amount necessary to prevent any of the Acquired Companies from experiencing any reduction of Category D attributes described in Treas. Reg. § 1.1502-36(d). Seller need not include in any such election any amount necessary to reduce the tax basis in the stock of each of the Acquired Companies to prevent any of the Acquired Companies from experiencing any reduction of any other tax attributes described in Treas. Reg. § 1.1502-36(d). To the extent permitted by law, and provided it is consistent with the elections described above, the Seller will make or cause to be made similar elections for purposes of the alternative minimum tax imposed under the Code. All Tax Returns filed by the parties or any of their Affiliates will be consistent with this provision. The Seller will provide a copy of the Section 1.1502-36 Statement to the Buyer within fifteen (15) days of the filing of the Seller’s U.S. federal consolidated Tax Return for the consolidated tax return year that includes the Closing Date, and shall otherwise provide all information reasonably requested by the Buyer or the Acquired Companies for the purpose of permitting the Acquired Companies to calculate the tax basis of their assets.

     Section 7.6 Closing Date Financial Information. For a period of eighteen (18) months from and after the Closing Date, upon written request of the Seller, the Buyer will provide to the Seller within twenty (20) Business Days of such request such computer support and financial information of the Business as of the Closing Date as the Seller may reasonably request in the format historically provided to the Seller by its subsidiaries or divisions, and, upon the Seller’s request, it will be accompanied by supplemental financial schedules customarily required by the Seller of its subsidiaries or divisions in support of such financial information.

Section 7.7 Transfer of Excluded Assets; ERC Earnout.

(a) Prior to the Closing, the Seller shall do and cause the Acquired

Companies, as applicable, to do all such acts and undertakings as are necessary to cause title to the Excluded Assets to be transferred to the Seller or any of its Affiliates (other than an Acquired Company).

     (b) Prior to the Effective Time, the Seller shall cause IRR or another Acquired Company (such party, the “IRR Buyer Party”) to fulfill the obligation of TFX Equities, who was the assignee of the Seller’s interest in the IRR Agreement, to pay the Earnout Payment (as defined in the IRR Agreement) under Section 2.9(a) of the IRR Agreement in the manner specified in Section 2.9(c) of the IRR Agreement (subject to the limitation on such payments set forth in Section 2.9(d) of the IRR Agreement). The Buyer shall cause the IRR Buyer Party to prepare the Earnout Statement (as defined in the IRR Agreement) in the manner and at the times required by Section 2.9(b) of the IRR Agreement and provide such Earnout Statement to TFX Equities so TFX Equities may submit it to the ERC Commission Recipient in accordance with Section 2.9(b) of the IRR Agreement. In the event that TFX Equities is required to provide access to the books and records related to the calculation of the Earnout Payments (as defined in the IRR Agreement) to the ERC Commission Recipient and its accountants pursuant to Section 2.9(b) of the IRR Agreement, then the Buyer, upon reasonable notice by TFX Equities, shall make its books and records which are exclusively related to the calculations of the Earnout Payments (as defined in the IRR Agreement) available to TFX Equities and its authorized representatives for review and copying. In the event the ERC Commission Recipient delivers an Earn Out Dispute Notice (as defined in the IRR Agreement) to TFX Equities, then Seller shall cause TFX Equities to prosecute such dispute on behalf of, and in accordance with specific instructions from, the IRR Buyer Party. Without limiting the generality of the foregoing, the IRR Buyer Party shall control all aspects of such dispute resolution process, including the hiring of accountants, attorneys and consultants at its sole cost and expense, and TFX Equities shall not settle any matters in dispute without being instructed to do so in writing by the IRR Buyer Party. In the event that any objections are submitted to the CPA Firm for resolution in accordance with Section 2.9(b) of the IRR Agreement, then the Buyer shall cause the IRR Buyer Party to pay any fees allocated to TFX Equities by the CPA Firm (as defined in the IRR Agreement) pursuant to Section 2.9(b) of the IRR Agreement. Seller shall, and shall cause TFX Equities to, promptly provide Buyer copies of any notices received under the IRR Agreement which relate in any way to the ERC Business.

     Section 7.8 Transfer of TET Business. On the Closing Date, the Seller shall cause Teleflex Canada Inc. and Teleflex Canada Limited Partnership (collectively, the “TET Transferors”) and the Buyer shall cause an Affiliate of the Buyer (the “TET Transferee”) to be identified by Buyer no later than five (5) Business Days after the date hereof to enter into the TET Assignment and Assumption Agreement pursuant to which the (i) assets (the “TET Assets”) and liabilities of the TET Transferors related to the operation of the business of TET conducted at the Vancouver Facility (the “TET Business”) will be transferred from the TET Transferors to the TET Transferee as of the Effective Time; and (ii) TET Assignee shall make offers of employment to those persons listed on Schedule 7.8, which such offers shall be for substantially the same compensation and benefits as the current compensation and benefits (excluding any defined benefit pension benefits) of such persons.

     Section 7.9 No Negotiation. Until the Closing or such time as this Agreement shall be terminated pursuant to Section 9.1, neither the Seller nor any Affiliate of the Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to any third Person (other than the Buyer) relating to any business combination transaction involving the Acquired Companies or the acquisition of all or any significant part of the Business, including the direct or indirect sale of the Equity Interests, the merger or consolidation of any Acquired Company or the sale of all or any significant part of the Business or any of the Assets (other than in the ordinary course of business).

     Section 7.10 Books and Records. For a period of six (6) years after the Closing Date, (a) the Buyer agrees to, or cause the Business to, retain all Books and Records and to make the same available after the Closing Date for inspection and copying by the Seller or its agents at the Seller’s expense, upon reasonable request and upon reasonable notice and (b) no such Books and Records shall be destroyed by the Buyer without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof.

     Section 7.11 Termination of Affiliate Transactions. Except for (i) the Ancillary Agreements and the other agreements and instruments required to be delivered hereto or thereto and (ii) the Contracts set forth on Schedule 7.11, the Seller hereby agrees that at or immediately prior to the Closing, it shall take all necessary action to cause all Contracts, commitments or transactions, including all amounts payable or receivable resulting therefrom, between any of the Acquired Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, to be terminated and cancelled without any further liability and obligation and to be of no force or effect. For the avoidance of doubt, after the Closing, the Acquired Companies shall not have any liability or obligation with respect to allocations for affiliate services provided by the Seller or any of its Affiliates to the Acquired Companies prior to the Closing.

Section 7.12 Intellectual Property.

     (a) The Buyer hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to the Buyer the right to use or any interest in (i) the name “Teleflex”, “TFX”, or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the name “Teleflex” or “TFX”, including domain names containing any such names or marks, or (ii) any other intellectual property rights of the Seller and its Affiliates that is not included in the Assets (collectively referred to as the “Seller Intellectual Property”).

     (b) Neither the Buyer nor any of its Affiliates shall use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include the word “Teleflex”, “TFX” or contain any trademarks, trade names, service marks or corporate or business names, derived from or including the words “Teleflex” or “TFX” (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Specified Supplies include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names, the Buyer may, for a period of one hundred twenty (120) days after the Closing Date, use such Specified Supplies after first crossing out or marking over such word or trademark, trade name, service mark or corporate or business name and otherwise clearly indicating on such Specified Supplies that the Business is no longer affiliated with the Seller. The Buyer shall not reorder, produce or reproduce any Specified Supplies that include the words “Teleflex”, “TFX” or contain any such trademarks, trade names, service marks or corporate or business names.

Section 7.13 Covenant Not to Compete.

     (a) The Seller agrees that during the Non-Compete Period, neither the Seller nor any of its controlled Affiliates shall, directly or indirectly, engage, manage, operate or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in, manages or operates a business that competes with the Business (each, a “Competing Business”) anywhere in the world; provided, however, that it shall not be a violation of this Section 7.13(a) for the Seller or any of its controlled Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if the Seller or any of its controlled Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 5% or more of the voting securities of such Person, (ii) to acquire, directly or indirectly, the equity or assets of, or otherwise become affiliated with or participate in, any enterprise engaged in a Competing Business if the Seller and any controlled Affiliate of the Seller shall use reasonable efforts to divest, as soon as reasonably practicable (and in any event within eighteen (18) months after the closing date of such acquisition), its interest in such enterprise relating to the Competing Business), (iii) to continue operating existing lines of business, other than the Business, or any of the Excluded Assets or (iv) to perform the activities contemplated by the Ancillary Agreements. None of the provisions of this Section 7.13(a) shall operate to prohibit, hinder, impede or restrict from engaging in a Competing Business in any way, any Person which by way of takeover, acquisition, merger, combination or similar transaction acquires a controlling or significant interest in Seller or any of its Affiliates (provided that Seller and its controlled Affiliates as of the date of such transactions shall continue to be subject to the provisions of this Section 7.13(a) after any such transaction).

     (b) Each of the Buyer and the Seller agrees that for a period of three (3) years after the Closing Date, it shall not, and shall cause its respective Affiliates, directors, officers or employees to not, directly or indirectly, offer employment to or take any action to solicit for employment or hire any person in the employ of (i) in the case of the Buyer, the Seller or any of its Affiliates and (ii) in the case of the Seller, the Acquired Companies, in each case of (i) and (ii) without the prior written consent of the applicable other party.

     (c) If any provision contained in this Section 7.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is in the intention of the Parties that if any of the restrictions or covenants contained in this Section 7.13 is held to cover a geographic area or to be for a length of time which is not permitted by Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Law.

     Section 7.14 Insurance. The Seller shall not discontinue coverage for the Acquired Companies or the Business under the insurance policies maintained by the Seller, that are “occurrence” policies currently maintained for the benefit of the Acquired Companies and the Selling Subsidiaries, with respect to the Business (the “Seller Insurance Policies”), with respect to occurrences prior to the Closing Date, regardless of whether claims are made prior to or after the Closing Date so long as the Business complies after the Closing Date with the terms of the Seller Insurance Policies. The Seller will use its commercially reasonable efforts to assist the Business in tendering claims to the applicable insurers under the Seller Insurance Policies and to provide the Business with any proceeds in a timely fashion of all claims made by or with respect to the Business under the Seller Insurance Policies. If an insurance claim arises under this Section 7.14, the Seller shall promptly forward the claim prepared by the Buyer with respect thereto to the applicable insurer. The Buyer acknowledges and agrees that the Seller shall have no obligation to maintain, and the Buyer and the Acquired Companies shall have no rights with respect to claims asserted on or after the Closing Date, under any insurance policy that is a “claims made” type of policy maintained by the Seller for the benefit of the Acquired Companies and the Selling Subsidiaries, with respect to the Business. The Buyer acknowledges that claims under several of the Seller Insurance Policies are administered by the insurance carrier in such a way that the insurance carrier makes payments on behalf of the insured for which the carrier is entitled to reimbursement (the “Carrier Reimbursement”) from the Seller, generally equal to the amount of the applicable deductible for such claim under the policy. The Buyer agrees to promptly (but in no event later than five (5) Business Days prior to the date on which the Seller is obligated to pay any Carrier Reimbursement) to pay to the Seller an amount equal to the Carrier Reimbursement with respect to claims asserted by the Acquired Companies, the Buyer or any of its Affiliates. The Seller may, subject to the consent of the applicable insurance carrier, require the Buyer to pay the Carrier Reimbursements directly. The Buyer shall, and shall cause the Acquired Companies to, execute all reasonably required documentation to effect such direct payment of the Carrier Reimbursement.

Section 7.15 Disclosure; Investigation.

     (a) The Buyer acknowledges and agrees that the Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, except as (and solely to the extent) specifically set forth in this Agreement. The Buyer acknowledges and agrees that the Seller makes no representations or warranties regarding the future performance of the Business, or any estimates, projections, plans or budgets or similar information furnished to the Buyer by or on behalf of the Seller, including the information made available to the Buyer and its representatives in “data rooms” (virtual or physical) or referred to in the management presentations made by the Seller to the Buyer on May 22, 2009.

     (b) The Buyer acknowledges and agrees that (i) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Acquired Companies and the Assets, (ii) it has been furnished with or given adequate access to such information about the Business, the Acquired Companies and the Assets as it has requested and (iii) with respect to information (other than, as to the Seller only, the representations and warranties of the Seller contained in this Agreement) furnished by the Seller or the Seller Parties concerning the Seller, the Acquired Companies, the Business, or the Assets, the Buyer will not assert any defense to the Seller’s enforcement of this Agreement, nor, except in the case of actual fraud, assert any claim against the Seller, their Affiliates or any of their directors, officers, employees, agents, stockholders, consultants, investment bankers or representatives, their respective heirs, successors, and assigns (the “Seller Parties”) or hold the Seller or any such Seller Parties liable for any inaccuracies or misstatements in or omissions from such information.

Section 7.16 Employee Matters.

     (a) The Buyer shall initially continue the employment of those employees who are employed by the Acquired Companies on the Closing Date (the “Employees”) (including those employees on leave of absence, vacation or otherwise absent from work on the Closing Date). At the Closing, the Seller shall deliver to the Buyer a schedule listing all Employees on a leave of absence on the Closing Date.

     (b) Until December 31, 2009, except as otherwise agreed with the affected Employees, the Buyer shall provide the Employees with the employee compensation, employee benefit plans, programs and policies (including retirement, medical, life insurance and disability plans, programs and policies) (the “Buyer Plans”) and fringe benefits that are substantially comparable in the aggregate with those in effect on the date hereof (excluding any employee stock option, phantom option or stock appreciation rights plan currently in place in respect of the capital stock of the Seller or its Affiliates). The Seller shall discharge, or cause to be discharged, the obligations under those retention agreements contained in Section 12.2 of the electronic dataroom (collectively, the “Retention Agreements”) relating to the “bonus” specified in the Retention Agreements (collectively with all obligations of any nature of the Seller or an Acquired Company to either of the Listed Persons, the “Seller’s Retention Obligations”) in accordance with the terms and conditions of the Retention Agreements. For the avoidance of doubt, the Buyer shall be responsible for causing the applicable Acquired Company to pay (i) any “change-in-control” payment specified in the Retention Agreements and (ii) the “pro-rated earned annual incentive bonus” specified in the Retention Agreements, excluding any such amounts payable to either of the Listed Persons. The Seller shall reasonably assist the Buyer prior to Closing (and following the Closing as needed) with establishing replacement employee benefit plans for the Employees in respect of their employment with the applicable Acquired Company from and after Closing; provided, however, that Seller shall not be required to pay any amounts or incur any liabilities in connection with providing such assistance.

     (c) Nothing contained in this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependent thereof, with respect to the benefits that may be provided to such Employees by the Buyer or an Acquired Company under any Buyer Plan, or with respect to any entitlement of an Employee to employment or continued employment with the Buyer or an Acquired Company for any specified period after the Closing Date.

     Section 7.17 Foreign Implementing Agreements. If, after the date hereof, the Seller and the Buyer mutually agree or deem it advisable, or if otherwise necessary to commemorate the transactions contemplated hereby, the Seller and the Buyer shall cause to be prepared and, prior to or on the Closing Date, executed by the applicable parties, any additional agreements or instruments implementing the transfer and conveyance to the Buyer or an Affiliate of the Buyer at the Effective Time of the Equity Interests of the Foreign Subsidiaries (the “Foreign Implementing Agreements”). The Parties agree that any Foreign Implementing Agreements shall not expand or limit the rights and obligations of the Seller and the Selling Subsidiaries, on the one hand, and the Buyer and its Affiliates, on the other hand, beyond those provided for in this Agreement, and that the Foreign Implementing Agreements shall not provide for any additional rights or obligations of the Seller or the Selling Subsidiaries, or the Buyer or its Affiliates that are not provided for in this Agreement. The Parties shall cooperate in the preparation of any such Foreign Implementing Agreements, which shall be prepared in a form suitable for use by the Parties in such foreign jurisdiction. In the event of any conflict between the terms of any such Foreign Implementing Agreements and this Agreement, the Parties agree and acknowledge that the terms of this Agreement shall control and that, if necessary, the Parties shall deliver such additional instruments as may be necessary to accomplish the foregoing.

     Section 7.18 Credit Support. Schedule 7.18 sets forth all of the arrangements that, in the course of the conduct of the Business, the Seller and the Selling Subsidiaries may have entered into (a) in which guarantees (including of performance under Contracts included in the Assets, letters of credit or other credit arrangements, including surety and performance bonds) were issued by, or for the account of, the Seller and the Selling Subsidiaries or (b) in which the Seller and the Selling Subsidiaries are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions. Such arrangements by such parties are hereinafter referred to as the “Credit Support Arrangements.” The Seller and the Buyer agree that the Credit Support Arrangements are not intended to continue after the Closing. The Buyer agrees to (i) obtain replacement Credit Support Arrangements, which will be in effect at the Closing, (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or (iii) arrange for itself or one of its subsidiaries to be substituted as the obligor thereon as of the Closing Date and, in each case, obtain the release of the Seller and its Affiliates from any such Credit Support Arrangements. If the Buyer cannot obtain the release of the Seller and its Affiliates (excluding the Acquired Companies) from any such Credit Support Arrangements but the Closing still occurs, the Buyer shall indemnify and hold Seller and such Affiliates harmless for any Losses incurred by the Seller or such Affiliates from and after the Closing with respect to such Credit Support Arrangements.

     Section 7.19 Audited Financial Statements. Following the Closing, the Seller shall cooperate with Buyer’s reasonable requests for assistance in creating audited financial statements for the Business; provided that Buyer shall reimburse Seller for any out-of-pocket expenses it may incur in providing such assistance.

     Section 7.20 Cofraca Warranty Assistance. The Buyer shall, upon request from the Seller, provide, or cause to be provided, to an Affiliate of Seller to be designated by the Seller, reasonable assistance, including providing personnel and products, in connection with the administration of the warranty obligations of Cofraca Francaise de Carburation Sarl with respect to products sold to General Motors France and its Affiliates. The Seller shall reimburse the Buyer for its actual costs incurred in providing such assistance.

     Section 7.21 Minute Books and Share Transfer Records. Within ten (10) days after the date hereof, the Seller shall provide, to the extent not already provided, to the Buyer correct and complete copies of the minute books and share transfer records or the foreign Law equivalent thereof (which, for purposes of this Section 7.21, in respect of Acquired Companies formed under the Laws of The Netherlands, shall include the relevant notarial deeds of transfer and/or a deed of incorporation reflecting the present shareholders of such Acquired Company and their issued share capital and for each such Acquired Company a current share register) of each of the Acquired Companies. To the extent the Seller shall fail to make such delivery, the Seller shall cause its internal legal counsel to deliver a legal opinion to the Buyer with respect to (i) the existence of the applicable Acquired Company; (ii) the authorized equity of the applicable Acquired Company; (iii) the issued and outstanding equity of the applicable Acquired Company and the due and valid issuance of the same; and (iv) the registered holder(s) of the equity of the applicable Acquired Company for each Acquired Company whose minute books and share transfer records or foreign Law equivalent thereof are not provided to the Buyer in accordance with this Section 7.21. In rendering such legal opinion, such internal legal counsel shall be entitled to rely upon the relevant legal opinions of non-U.S. legal counsel identified by name in such legal opinion and such legal opinion shall be subject to customary assumptions, limitations and qualifications.

ARTICLE VIII INDEMNIFICATION

Section 8.1

Survival; Knowledge of Breach.

     (a) The representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing; provided, however, that the representations and warranties contained in, Section 3.13 (Taxes) shall survive the Closing until thirty (30) days after the expiration of any applicable statute of limitations period (after giving effect to any waivers and extensions thereof), the representations and warranties contained in Section 3.14 (Environmental Matters) shall survive the Closing until three (3) years after the Closing Date and the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (Capitalization of the Acquired Companies), the first sentence in Section 3.10(a) and 4.1 (Incorporation and Authority) shall survive the Closing indefinitely. The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms, but in any event, not less than the earlier of (i) three years from the Closing Date and (ii) thirty (30) days after expiration of any applicable statute of limitations period (after giving effect to any waivers and extensions thereof); provided, however, that the covenant contained in Section 7.5 (Tax Matters) shall survive the Closing until thirty (30) days after expiration of any applicable statute of limitations period (after giving effect to any waivers and extensions thereof). Any claim for breach of any of the representations and warranties involving actual fraud or a willful misrepresentation may be made at any time following the Closing Date subject only to applicable limitation periods imposed by Law.

     (b) No Party hereto shall be deemed to have breached any representation, warranty or covenant contained herein on or prior to Closing if (i) such Party shall have notified the other Party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warranty or covenant, and such other Party has permitted the Closing to occur under circumstances in which such other Party either had the right to terminate this Agreement pursuant to Section 9.1(d) or the notifying Party has provided such other Party with a written notice stating that such other Party may terminate this Agreement at any time during the next succeeding ten (10) days as if it otherwise had the right to terminate this Agreement pursuant to Section 9.1(d), in which case, for purposes of this Agreement, such other Party is thereby deemed to have waived such breach or inaccuracy or (ii) any Seller Indemnified Party or any Buyer Indemnified Party, as applicable, was aware prior to the execution and delivery of this Agreement of the breach of, or inaccuracy in, such representation or warranty.

Section 8.2

Indemnification.

     (a) From and after the Closing Date and subject to Sections 8.1 and 8.4, the Seller agrees to indemnify and hold harmless the Buyer, its Affiliates or any of their directors, officers, employees and stockholders (collectively, the “Buyer Indemnified Parties”) against and in respect of any and all losses, claims, damages, liabilities, fines, reasonable costs and expenses, including reasonable legal fees and expenses (collectively, “Losses”), resulting from (i) any breaches of the Seller’s representations and warranties set forth in this Agreement, (ii) any breach of any covenant of the Seller set forth in this Agreement, (iii) all environmental matters, claims or obligations arising in relation to any Former Property, whether or not caused by the Seller, any Selling Subsidiary, any Acquired Company or any tenant or any other person prior to the Closing and whether or not known on or prior to Closing; (iv) the Seller’s Retention Obligations; (v) arising from or related to claims by the IRR Seller Parties under the IRR Agreement other than with respect to the obligations to be fulfilled by Buyer pursuant to Section 7.7(b) hereof; (vi) liabilities or obligations of the Acquired Companies in connection with any matter disclosed in Schedule 3.7 in excess of a total of $100,000; (vii) royalties payable under the TPC Agreement for the period beginning August 8, 2000 and ending December 31, 2007 to the extent such royalties exceed in the aggregate CDN $1,578,000; and (viii) the failure of the Seller to fulfill its obligations set forth in Section 7.4(c).

     (b) From and after the Closing Date and subject to Section 8.1 and Section 8.4, Buyer shall indemnify and hold harmless the Seller, its Affiliates or any of their directors, officers, employees and stockholders (collectively, the “Seller Indemnified Parties”) against and in respect of any and all Losses resulting from or otherwise relating to (i) any breaches of the Buyer’s representations and warranties set forth in this Agreement, (ii) any breach of any covenant of the Buyer set forth in this Agreement, or (iii) the operation of the Business or the Assets or actions taken by or on behalf of the Buyer after the Effective Time.

     (c) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price.

     (d) Any claims for indemnification for Taxes shall be exclusively governed by and brought pursuant to Section 7.5, except for claims for indemnification made pursuant to Section 8.2(a) in respect of breaches by the Seller of the representations and warranties contained in Section 3.13 (which shall not be in duplication of any indemnification under Section 7.5).

     Section 8.3 Method of Asserting Claims, etc. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the “Claim Notice”); provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have sixty (60) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand; provided, however, that the Indemnifying Party shall not have the right to defend any claim arising from or related to (i) a material customer or supplier of the Business or (ii) a third party that seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where injunctive or other equitable relief is merely incidental to a primary claim or claims for monetary damages); provided, further, that in the event that the Indemnified Party reasonably believes that the claim that is the subject of the Claim Notice requires immediate action and the Indemnifying Party has not notified the Indemnified Party of its intent to defend, the Indemnified Party may take such action (and only such action) as it believes necessary to mitigate the scope of the claim. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VIII. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the

Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the third party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate Proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, and in the event the Indemnifying Party is ultimately determined to be obligated to indemnify, defend or hold the Indemnifying Party harmless with respect to the applicable third-party claim, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense of the claim by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim which are known to the Indemnified Party at the time of making such claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim.

Section 8.4

Indemnification Amounts.

     (a) The Seller shall not have liability under Section 8.2(a)(i) until the aggregate amount of the Buyer’s Losses attributable to indemnification claims exceeds $500,000 (the “Deductible Amount”), in which case the Buyer shall be entitled to Losses attributable to indemnification claims in an aggregate amount of up to a maximum of thirty-five percent (35%) of the Purchase Price (the “Cap Amount”); provided, however, that the Seller shall be liable only for the amount by which all Losses (up to the Cap Amount) exceed the Deductible Amount; provided, further, that (I) the Deductible Amount and Cap Amount shall not apply to any indemnification claim based on actual fraud or a willful misrepresentation, (II) the Deductible Amount and the Cap Amount shall not apply to indemnification claims made pursuant to Section 8.2(a)(iii) (regarding Former Property), the Deductible Amount and the Cap Amount shall not apply to indemnification claims made pursuant to Section 8.2(a)(i) related to Section 3.13 (Taxes) (a “Tax Representation Claim”) and indemnification claims made pursuant to

Section 8.2(a)(ii) related to Section 7.5 (Tax Matters) (a “Tax Covenant Claim”); provided, however, that the Seller shall not have any liability under Section 8.2(a)(i) for a Tax Representation Claim or under Section 8.2(a)(ii) for a Tax Covenant Claim until the aggregate amount of Buyer Losses with respect to Tax Representation Claims and Tax Covenant Claims in respect of Non-Income Taxes exceeds $250,000; (III) the Deductible Amount shall not apply to indemnification claims made pursuant to Section 8.2(a)(iv), (v), (vi), (vii) or (viii) and (III) with respect to any Losses attributable to indemnification claims made pursuant to Section 8.2(a)(i) in connection with Section 3.7 (Litigation), Section 3.15 (Labor Matters) and Section 3.24(a) (Product Liability; Product Warranties), the Buyer shall, subject to the Deductible Amount (if applicable), be entitled to Losses in excess of the Cap Amount, but not more than the Purchase Price. Notwithstanding the foregoing, the Seller shall not have liability under Section 8.2(a)(i) with respect to third party claims unless the Claim Notice with respect thereto was properly delivered to the Seller in accordance with Section 8.3.

     (b) The Buyer shall not have any liability under Section 8.2(b)(i) until the aggregate amount of the Buyer’s Losses attributable to indemnification claims exceeds the Deductible Amount, in which case the Seller shall be entitled to Losses attributable to indemnification claims in an aggregate amount up to the Cap Amount; provided, however, that the Buyer shall be liable only for the amount by which all Losses (up to the Cap Amount) exceed the Deductible Amount; provided, further, that the Deductible Amount and Cap Amount shall not apply to any indemnification claim based on actual fraud or a willful misrepresentation. Notwithstanding the foregoing, the Buyer shall not have any liability under Section 8.2(b)(i) with respect to third party claims unless the Claim Notice with respect thereto was properly delivered to the Buyer in accordance with Section 8.3.

     Section 8.5 Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under Sections 8.2 shall be net of (a) any amounts available by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (b) any insurance or other sources of reimbursement available as an offset against such Loss (each source named in clauses (a) and (b), a “Collateral Source”), (c) accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Financial Information, or in respect of accruals reflected in the Financial Information, the accrual therefor reflected on the internal accounting records of the Business as updated through and including the Closing Date, excluding those accruals in the Financial Information as updated in the internal accounting records of the Business for which the Seller has specifically indemnified the Buyer in Section 8.2(a)(iii), (iv), (v), (vi), (vii) and (viii). In addition, the Indemnifying Party shall have no liability in respect of any such Losses (i) to the extent they arise or are incurred as a result of the passing of, or a change in, any law or administrative practice of a Governmental Authority, (ii) if they would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or consent of the Indemnified Party before the Closing or (iii) if they would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after the Closing by the Indemnified Party or any of the Indemnified Party’s respective directors, employees or agents or successors in title other than in the ordinary course of the Business as carried on at the Closing Date. The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. The Parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

     Section 8.6 Sole Remedy/Waiver. Except in the case of actual fraud or a willful misrepresentation, the Parties hereto acknowledge and agree that the remedies provided for in this Agreement or the Ancillary Agreements shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement or the Ancillary Agreements. No amount shall be recoverable under this Agreement by any Seller Indemnified Party or Buyer Indemnified Party to the extent such Seller Indemnified Party or Buyer Indemnified Party has asserted a claim or received indemnification for such Loss under any Ancillary Agreement. The Parties shall be entitled to such remedies as shall be available at law or in equity with respect to any willful breach of this Agreement prior to the Closing, or if this Agreement is terminated to the extent provided in Section 9.2. The Indemnified Party is not entitled to recover damages or otherwise retain payment, reimbursement or restitution more than once in respect of the same loss or liability. This Section 8.6 shall survive Closing.

     Section 8.7 No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential, incidental, unforeseen or punitive damages or for diminution in value or loss of profit that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid to an unaffiliated third party claimant.

     Section 8.8 No Set-Off. Neither the Buyer nor the Seller shall have any right to set-off any Losses (including indemnification obligations under Sections 8.2) against any payments to be made by either of them pursuant to this Agreement, the Ancillary Agreements or otherwise.

ARTICLE IX MISCELLANEOUS PROVISIONS

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by written agreement of the Buyer and the Seller;

(b)	by either the Buyer or the Seller, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date that is six (6) months after the date hereof (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement or (ii) is due to the failure to satisfy the conditions set forth in Sections 5.1, 5.2, 6.1 or 6.2, as the case may be, in which event (in the case of (ii) above) neither Party may rely upon this Section 9.1(b) to terminate this Agreement until the first (1st) anniversary of the date of this Agreement);

     (c) by either the Seller or the Buyer if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

     (d) by the non-breaching Party, by giving written notice of such termination to the other Party, if, there has been a breach by such other party of any representation, warranty or covenant in this Agreement, which breach is the sole cause of the failure of the conditions in Articles V and VI to be satisfied, and such breach is not cured prior to the earlier of the date that is six (6) months after the date hereof and the date which is thirty (30) days after the breaching Party’s receipt of written notice of such breach.

     Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers or employees, except that nothing herein will relieve any Party from liability for any willful breach of any representation or failure to perform any covenant set forth in this Agreement prior to such termination.

     Section 9.3 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered to the recipient Party by recognized courier service, fax transmission (with confirmation of receipt) for those Parties having a fax number listed below or by registered or certified mail (postage prepaid, return receipt requested), and addressed to the applicable address set forth below or such other address as may be designated in writing hereafter by the recipient Party:

If to the Seller:

Teleflex Incorporated 155 South Limerick Road Limerick, Pennsylvania 19468 Attn: General Counsel Fax: (610) 948-2011

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103-7599 Attn: Craig Circosta Fax: (215) 864-9747

If to the Buyer:

Fuel Systems Solutions, Inc.
780 Third Avenue, 25th Floor
New York, New York 10017
Fax: (714) 656-1401

With a copy to:

Day Pitney LLP
7 Times Square
New York, NY 10036-7311
Attn: Ron Janis
Fax: (212) 916-2940

And to:

Davies Ward Phillips & Vineberg LLP 44th Floor 1 First Canadian Place Toronto, Ontario M5X 1B1 Attn: Gillian Stacey Fax: (416) 863-0871

     Section 9.4 Entire Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedules and the Exhibits hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

     Section 9.5 Assignment; Binding Agreement. This Agreement and the rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the Parties and to their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated or assigned by any of the Parties without the prior written consent of the other Parties, except that the Buyer may, without the prior written consent of the Seller, assign its interest in this Agreement to one or more Affiliates of the Buyer; provided, however, that in such event, the Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

     Section 9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     Section 9.7 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. All of the Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein shall be construed against any Party.

     Section 9.8 Expenses. Subject to Section 2.6, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants, investment bankers and other financial advisors.

     Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of jurisdiction in which the property is located and which is the subject matter of the legal dispute. The Buyer and the Seller hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of the Court of Common Pleas of the Commonwealth of Pennsylvania, County of Montgomery, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any Proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL

INDUCEMENT TO ENTER INTO THIS AGREEMENT.

     Section 9.10 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and the Seller Parties any rights or remedies hereunder.

     Section 9.11 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective.

     Section 9.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 9.13 Disclosure Schedule. The inclusion of any matter in any section of the Disclosure Schedules shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate, but inclusion therein shall expressly not be deemed to constitute an admission by the Seller or the Buyer or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement. Any capitalized and undefined term used in any section of the Disclosure Schedules shall have the same meaning assigned to such term herein.

     Section 9.14 Public Announcements. The Buyer and the Seller agree to the issuance of press releases with respect to the execution and delivery of this Agreement and the transactions contemplated hereby, which press releases shall be substantially in the form of the draft previously approved by each of the Parties on the date hereof. The Seller and the Buyer shall agree on the time and manner of distribution of each press release, and neither Party shall make its press release public prior to such time. The Buyer and the Seller agree (a) not to make any formal public written announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated hereby without the prior consent of the other Party, which consent shall not be unreasonably withheld, and (b) to consult with each other regarding any other proposed written public announcements or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable; provided, however, that the Parties may make any such announcements or statements which such party has been advised by counsel may be required by Law (including stock exchange regulations) or, in the case of clause (b), where such consultation is impracticable under the circumstances.

     Section 9.15 Notices of Breaches, etc. Each Party to this Agreement agrees that it shall promptly notify in writing the other Party hereto if such notifying Party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant of such notifying party or of such other Party.

     Section 9.16 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, the Buyer shall upon request from the Seller promptly return to the Seller all books, records and documents (including all copies, if any, thereof) furnished by the Seller, the Selling Subsidiaries and the Acquired Companies or any of their respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other entity or person, except as may be compelled by Law or legal process after giving the Seller reasonable opportunity to seek and obtain a protective order.

[Signatures on Next Page]

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Equity Interest Purchase Agreement to be executed as of the date first above written.

TELEFLEX INCORPORATED

By: /s/ Kevin K. Gordon________________ Name: Kevin K. Gordon ________________ Title: Executive Vice-President___________

FUEL SYSTEMS SOLUTIONS, INC.

By: /s/ Matthew Beale__________________ Name: Matthew Beale__________________ Title: President________________________

EXHIBIT A DEFINITIONS

“Acquired Companies” shall mean the Direct Acquired Companies and the Indirect Acquired Companies.

“Acquired Equity Interests” shall mean the Equity Interests and the Indirect Equity Interests.

“Adjustment Payment” shall have the meaning set forth in Section 2.9.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Equity Interest Purchase Agreement and all exhibits and schedules attached hereto.

“Allocation” shall have the meaning set forth in Section 2.8.

“Ancillary Agreements” shall mean the Kitchener Lease Agreement, the Mutual Release Agreement, the Transition Services Agreement, the Intellectual Property Transfer Agreement, the TET Assignment and Assumption Agreement and the Foreign Implementing Agreements (if any).

“Assets” shall mean all properties, assets (including Material Contracts, IP Contracts, Intellectual Property and the Leases) and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by an Acquired Company or in which an Acquired Company has any interest whatsoever (in each case, solely to the extent of the Acquired Company’s interest therein), the Transferred Intellectual Property and the TET Assets, except in each case the Excluded Assets.

“Bank Accounts” shall have the meaning set forth in Section 2.9.

“Bankruptcy Laws and Equitable Principles” shall have the meaning set forth in Section 3.2.

“Books and Records” shall mean all books, ledgers, files, reports, plans and operating records of the Acquired Companies.

“Business” shall mean the design, development, production and sale of (a) fuel systems and fuel systems components to convert passenger and industrial vehicles from gas/diesel power to compressed natural gas, liquefied petroleum gas or hydrogen and (b) auxiliary power unit products for the rail and truck markets, all as conducted by the Acquired Companies as of the date hereof and the TET Business as of the date hereof (and in each case with such changes thereto as are permitted by this Agreement, including Section 7.1).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Philadelphia, Pennsylvania are authorized or obligated by law or executive order to not open or remain closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer Plans” shall have the meaning set forth in Section 7.16(b).

“Buyer’s Knowledge” shall mean the actual knowledge of Matthew Beale (President and Chief Financial Officer, Fuel Systems Solutions, Inc.) and Michael Helfand (Chief Accounting Officer, Fuel Systems Solutions, Inc.), Peter Chase (Chief Operating Officer, IMPCO Technologies, Inc.) and Roberto Olivo (Chief Operational Officer, Fuel Systems Solutions, Inc.)

“Canadian Exchange Rate” shall mean the applicable exchange rate for the conversion of Canadian Dollars into U.S. Dollars quoted as of the Closing Date by The Wall Street Journal (Eastern Edition).

“Cap Amount” shall have the meaning set forth in Section 8.4.

“Carrier Reimbursement” shall have the meaning set forth in Section 7.14.

“Claim Notice” shall have the meaning set forth in Section 8.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Cash Amount” shall have the meaning set forth in Section 2.9. “Closing Date Cash Statement” shall have the meaning set forth in Section 2.9. “Closing Date Cash Target” shall mean $500,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended. “Collateral Source” shall have the meaning set forth in Section 8.5. “Competing Business” shall have the meaning set forth in Section 7.13(a). “Confidentiality Agreement” shall have the meaning set forth in Section 7.2(b).

“Contract or Contracts” shall mean all contracts, agreements, open purchase orders, leases, subleases and licenses, other than intercompany contracts and agreements.

“CPA Firm” shall mean Ernst & Young (New York office) or another internationally recognized firm of independent public accountants as to which the Seller and the Buyer mutually agree.

“Credit Support Arrangements” shall have the meaning set forth in Section 7.18.

“Deductible Amount” shall have the meaning set forth in Section 8.4.

“Direct Acquired Companies” shall mean those entities listed on Exhibit B attached hereto.

“Ecotrans LP” shall mean Teleflex Ecotrans Technologies LP.

“Ecotrans LP GP Interest” shall mean the outstanding general partnership interest in Ecotrans LP.

“Ecotrans LP Interests” shall have the meaning set forth in Section 2.4(a).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employees” shall mean those employees employed by an Acquired Company and those employees listed on Schedule 7.8.

“Environmental Law” shall mean any law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Authority (including common laws) relating to (a) the protection of public health or the environment (including air, water, soil and natural resources) or (b) the presence, transportation, recycling, storage, treatment, use, handling, disposal, Release or threat of Release, or exposure to Hazardous Substances, in each such case which has the force of law and is in force at the date of this Agreement.

“Environmental Permits” shall have the meaning set forth in Section 3.14(a).

“Environmental Reports” shall have the meaning set forth in Section 3.14(c).

“Equity Interests” shall mean all of the outstanding capital stock (or equity equivalents, including general and limited partnership interests, as applicable) of each of the Direct Acquired Companies.

“ERC Commission Recipient” shall mean 1425079 Ontario Inc. or its permitted assign under the IRC Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Euro Exchange Rate” shall mean the applicable exchange rate for the conversion of Euros into U.S. Dollars quoted as of the Closing Date by The Wall Street Journal (Eastern Edition).

“Excluded Assets” shall have the meaning set forth in Section 2.7.

“Facility” shall mean the industrial engineering, production, sales and research facilities (or portions thereof) leased by the Acquired Companies in the locations described on Schedule 3.11(a).

“Financial Information” shall have the meaning set forth in Section 3.6.

“Foreign Implementing Agreements” shall have the meaning set forth in Section 7.17.

“Foreign Plans” shall have the meaning set forth in Section 3.16(b).

“Foreign Subsidiaries” shall mean the Acquired Companies that are not formed under the laws of any state or commonwealth of the United States of America.

“Former Property” means real property that the Seller, the Selling Subsidiaries or the Acquired Companies previously, but not at the date hereof, owned, leased, occupied (whether as lessee or licensee), managed or otherwise controlled in respect of the Business.

“GAAP” shall mean accounting principles generally accepted in the United States consistently applied.

“GFI LP” shall mean Teleflex GFI Control Systems LP.

“GFI LP GP Interest” shall mean the outstanding general partnership interest in GFI LP.

“GFI LP Interests” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

“Hazardous Substances” shall mean any hazardous, toxic, regulated or polluting substance, material or waste, including petroleum or any derivative or by-products thereof, asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“Income Taxes” shall mean Taxes determined on the basis of income or gross receipts.

“Indebtedness” shall mean (i) indebtedness for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (ii) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit and (iv) all obligations of any to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Indemnified Party” shall mean the Person entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” shall mean the Party required to indemnify another Person pursuant to Article VIII.

“Indirect Acquired Companies” shall mean those entities listed on Exhibit C attached hereto, which are direct or indirect subsidiaries of a Direct Acquired Company.

“Indirect Equity Interests” shall mean all of the outstanding capital stock (or equity equivalents) of each of the Indirect Acquired Companies.

“Intellectual Property” shall mean all of the following, irrespective of where any of the same were issued, are pending or exist, copyrights, patents, patent applications, inventions, invention disclosures, trade secrets, formulae, know-how, registered and unregistered trademarks, service marks, trade names, domain names, logos, software and any licenses related to the foregoing.

“Intellectual Property Transfer Agreement” shall mean the intellectual property transfer agreement in substantially the form of Exhibit H attached hereto.

“IP Contracts” shall have the meaning set forth in Section 3.12(b).

“IRR” shall mean International Road & Rail (U.S.) Inc., a Direct Acquired Company.

“IRR Agreement” means that certain Stock Purchase Agreement, dated November 30, 2006, by and among the Seller, 1425079 Ontario Inc., 1524823 Ontario Corp. and certain shareholders of 1425079 Ontario Inc. and 1524823 Ontario Corp. named therein, as amended.

“IRR Buyer Party” shall have the meaning set forth in Section 7.7(b).

“IRR Seller Parties” shall mean the parties to the IRR Agreement other than the Seller and TFX Equities.

“IRS” shall mean the United States Internal Revenue Service.

“Kitchener Facility” shall have the meaning set forth in Section 2.7.

“Kitchener Lease Agreement” shall mean the lease agreement with respect to the Kitchener Facility in substantially the form of Exhibit E attached hereto.

“Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“Leased Real Property” shall have the meaning set forth in Section 3.11(a).

“Leases” shall have the meaning set forth in Section 3.11(a).

“Liens” shall mean any liens, charges, encumbrances, hypothecations, security interests, pledges or mortgages of any kind.

“Listed Persons” shall have the meaning set forth in Section 3.16(c). “Listed Purchase Orders” shall have the meaning set forth in Section 3.9. “Losses” shall have the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) that is or is reasonably likely to be materially adverse to the financial condition or results of operations of the Business as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period; (b) any adverse Effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement or any of the Ancillary Agreements (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse Effect attributable to conditions affecting (i) the industries in which the Business participates (including fluctuating conditions resulting from cyclicality, seasonality or weather patterns affecting the Business, including its customers and suppliers), (ii) the U.S. economy as a whole, or (iii) the economy of any foreign country as a whole in which country the Business has operations or sales that, in any of the cases listed in this subsection (c) do not affect the Seller, the Selling Subsidiaries or any Acquired Company taken as a whole in a disproportionate manner relative to other participants in the same industry as the Business; (d) any adverse Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement or any of the Ancillary Agreements (including any adverse Effect that results from Buyer’s refusal to permit the Seller upon the Seller’s request to Buyer to take any of the actions itemized in Section 7.1); (e) any adverse Effect arising from or relating to any change in accounting requirements or principles or any change in laws or the interpretation or enforcement thereof; (f) any adverse Effect arising from or relating to actions required to be taken under laws or Contracts or (g) any Permitted Lien. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Material Contract” shall have the meaning set forth in Section 3.9.

“Material Waiver” shall mean the waivers listed on Schedule 2.4(n).

“Mutual Release Agreement” shall mean the mutual release agreement in substantially the form of Exhibit G attached hereto.

“NODC Liens” shall mean the Liens in favor of the Northern Ontario Development Corporation listed on Schedule 3.10(a).

“Non-Compete Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date or (ii) the date the Buyer and its Affiliates cease to engage in the Business.

“Non-Income Taxes” shall mean Taxes other than Income Taxes.

“Non-Required Testing” means any and all environmental sampling, testing and analyses of the ambient or indoor air, soils, groundwater, surface waters, interior of any building or building components that is not required under applicable Environmental Laws or the requirements of any Governmental Authority to meet an Appropriate Remediation Standard.

“Notice Period” shall have the meaning set forth in Section 8.3.

“Partnership” shall have the meaning set forth in Section 7.5(b).

“Party” and “Parties” “Party” shall mean the Buyer or the Seller, as the case may be, and “Parties” shall mean the Buyer and the Seller collectively.

“Permit” shall have the meaning set forth in Section 3.8.

“Permitted Liens” shall mean: (i) exceptions, objections, agreements, claims, defects, easements, rights of way, encroachments, encumbrances, covenants, reservations, restrictions, conditions, leases, tenancies and the like, of record or otherwise, made known, or made available to the Buyer in respect of the Leased Real Property; (ii) zoning, building, subdivision and other statutory or regulatory conditions and restrictions; (iii) Liens for Taxes and assessments not yet due and payable; (iv) Liens disclosed in Schedule 3.10(a); (v) any charge, notice, order, restriction, agreement, condition, regulation or other matter arising under the enactments from time to time in force relating to town and county planning or highway legislation; (vi) all local land development charges and lot levies and other similar governmental fees (whether or not registered before the date of this Agreement) and all matters capable of registration as local land charges; (vii) all public or private rights of way, water, light, air and other rights, easements, quasi-easements, liabilities and public rights whatsoever and any liability to repair or to contribute toward the cost of repair of roads, passages, sewers, drains, fences or other items; (viii) discrepancies, conflicts in boundary lines, shortages in area, encroachments, or any other facts which a correct survey would disclose, and which are not shown by the public records; and (ix) other exceptions, restrictions or limitations provided that none of the foregoing, individually or in the aggregate, are of a nature as to materially adversely affect the use or value of the property subject thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Pre-Closing Period” is the portion of a Straddle Period ending on the Closing Date.

“Prior Period Tax Returns” shall have the meaning set forth in Section 7.5(a).

“Proceeding” means any action, claim, grievance, complaint, arbitration, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before any court or other Governmental Authority, referee, trustee, arbitrator or mediator.

“Purchaser Order Report Date” shall mean, with respect to (a) customers of the Business, (i) May 28, 2009 for GFI North America (contained in Section 23.8.1 of the electronic dataroom), (ii) June 11, 2009 for GFI The Netherlands (contained in Section 23.8.2 of the electronic dataroom), and (iii) June 11, 2009 for TET (contained in Section 23.8.3 of the electronic dataroom), and (b) suppliers of the Business, (i) June 17, 2009 for GFI North America (contained in Section 9.1.28 of the electronic dataroom), (ii) June 18, 2009 for GFI The Netherlands (contained in Section 9.1.29 of the electronic dataroom), and (iii) June 18, 2009 for TET (contained in Section 9.1.30 of the electronic dataroom).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Release” shall mean any release, spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into the environment.

“Retention Agreements” shall have the meaning set forth in Section 7.16(b).

“Securities Act” shall have the meaning set forth in Section 4.2.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b). “Seller Insurance Policies” shall have the meaning set forth in Section 7.14. “Seller Intellectual Property” shall have the meaning set forth in Section 7.12(a). “Seller Parties” shall have the meaning set forth in Section 7.15(b).

“Seller’s Knowledge” shall mean, in the case of the Seller, the actual knowledge of John Sickler, Jr., Kam Mofid (President, Teleflex Power Systems), Mark Haskins (Vice President, Finance, Teleflex Power Systems), Alasdair Cameron (General Manager of the Netherlands Facility, Brian Chipman (General Manager of the Kitchener Facility) and Mona Kahlil, with respect to environmental, health and safety matters.

“Seller’s Retention Obligations” shall have the meaning set forth in Section 7.16(b).

“Selling Subsidiaries” shall mean those entities listed on Exhibit D attached hereto, which are direct or indirect subsidiaries of the Seller.

“Specified Supplies” shall have the meaning set forth in Section 7.12(b).

“Straddle Period” is any Tax period that includes (but does not end on) the Closing Date. “Straddle Period Tax Return” is any Tax Return of an Acquired Company for a Straddle Period. “Tax Act” shall have the meaning set forth in Section 7.5(b).

“Tax Covenant Claim” shall have the meaning set forth in Section 8.4(a).

“Tax Representation Claim” shall have the meaning set forth in Section 8.4(a).

“Tax Return” shall mean all reports and returns filed or required to be filed with respect to Taxes, including any informational reports or returns filed with or administered by any Governmental Authority that relate, in any way, to the collection of Taxes.

“Taxes” shall mean all federal, state, local or foreign income taxes, charges, fees, imposts, levies or other like assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional like amounts imposed by any Governmental Authority.

“Teleflex Ecotrans” shall mean Teleflex Ecotrans Technologies Inc., a Direct Acquired Company.

“Teleflex GFI” shall mean Teleflex GFI Control Systems, Inc., a Direct Acquired Company.

“TET” shall mean Teleflex Ecotrans Technologies LP.

“TET Assets” shall have the meaning set forth in Section 7.8.

“TET Business” shall have the meaning set forth in Section 7.8.

“TET Assignment and Assumption Agreement” shall mean the assignment and assumption agreement in substantially the form of Exhibit I attached hereto.

“TET Transferee” shall have the meaning set forth in Section 7.8.

“TET Transferors” shall have the meaning set forth in Section 7.8.

“TFX Equities” shall mean TFX Equities Incorporated, a direct, wholly owned subsidiary of the Seller.

“TFX Holding” shall mean TFX Holding LP.

“TPC Agreement” shall mean that certain Agreement, between Her Majesty the Queen in Right of Canada and GFI Control Systems, Inc., dated March 6, 2001 (regarding participation in TPC Program).

“Transfer Taxes” shall have the meaning set forth in Section 2.6.

“Transferred Assets” shall have the meaning set forth in Section 7.4(a).

“Transferred Intellectual Property” shall have the meaning set forth in Section 3.12(c).

“Transition Services Agreement” shall mean the transition services agreement in substantially the form of Exhibit F attached hereto.

“Vancouver Facility” shall mean the facility located at 3831 No. 6 Road, Richmond, British Columbia, V6V1PG.

EXHIBIT B DIRECT ACQUIRED COMPANIES GFI

1.	Teleflex GFI Control Systems, Inc. (Canada)

2.	Teleflex GFI Control Systems LP (Canada) 1

3.	Teleflex GFI Europe BV (Netherlands)

4.	Necam Holding BV (Netherlands)

5.	Teleflex GFI Europe Italy SRL (Italy) 2

TET

6.	Teleflex Ecotrans Technologies LP (Canada) 3

7.	International Road & Rail (U.S.) Inc. (United States)

8.	Teleflex Ecotrans Technologies Inc. (Canada)

1	The general partnership interest (0.10%) in Teleflex GFI Control Systems LP is owned by Teleflex GFI Control Systems, Inc., a Direct Acquired Company. The limited partnership interest (99.90%) in Teleflex GFI Control Systems LP is owned by TFX

Holding LP, a Selling Subsidiary.

2	United Parts Group BV owns fifteen percent (15%) of the outstanding equity interests of Teleflex GFI Europe Italy SRL.

3	The general partnership interest (0.10%) in Teleflex Ecotrans Technologies LP is owned by Teleflex Ecotrans Technologies Inc., a Direct Acquired Company. The limited partnership interest (99.90%) in Teleflex Ecotrans Technologies LP is owned by TFX

Holding LP, a Selling Subsidiary.

EXHIBIT C

INDIRECT ACQUIRED COMPANIES

GFI

1.	Necam BV (Netherlands)

2.	TeleflexGFI Europe Italy SRL (Italy) 1

TET

3.	Ecotrans Technologies, Inc. (United States)

4.	Ecotrans Environmental, Inc. (United States)

1	Teleflex GFI Europe BV owns eighty-five percent (85%) of the outstanding equity interests in Teleflex GFI Europe Italy SRL.

EXHIBIT D

SELLING SUBSIDIARIES

1.	Teleflex Holding Company (Canada)

2.	TFX Holding LP (Canada)

3.	TFX Equities Incorporated (United States)

4.	United Parts Group BV (Netherlands)